Loan No: 33-0914051

LOAN AGREEMENT

Dated as of January 31, 2012

Between

ARC3 FEBMTNH001, LLC and

ARC3 ESBKYMO001, LLC,

individually and/or collectively, as the context requires,

as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender

i

ii

iii

iv

SCHEDULES AND EXHIBITS

Exhibit A	Additional Definitions
Exhibit B	Punch List Items
Schedule I	Intentionally Omitted
Schedule II Replacements
Schedule III Organizational Chart
Schedule IV Description of REA’s
Schedule V Allocated Loan Amounts

v

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of January 31, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at Wells Fargo Center, 1901 Harrison Street, 2nd Floor, Oakland, California 94612 (together with its successors and/or assigns, “Lender”), and ARC3 FEBMTNH001, LLC, a Delaware limited liability company (“NH Borrower”), and ARC3 ESBKYMO001, LLC, a Delaware limited liability company (“MO Borrower”; NH Borrower and MO Borrower, individually and/or collectively, as the context may require, together with each of their respective permitted successors and/or assigns, “Borrower”), each having an address at 405 Park Avenue, 15th Floor, New York, New York 10022.

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.          Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“30/360 Basis” shall mean on the basis of a 360-day year consisting of 12 months of 30 days each.

“Acceptable LLC” shall mean a limited liability company formed under Delaware or Maryland law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise be satisfactory to Lender.

“Accounts” shall have the meaning set forth in the Cash Management Agreement.

“Act” shall have the meaning set forth in Section 5.1(c) hereof.

“Acts of Terror” shall have the meaning specified in Section 7.1 hereof.

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“Actual/360 Basis” shall mean on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

“Actual Debt Service Coverage Ratio” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof. All capitalized terms in such definition are also set forth on Exhibit A.

“Additional Interest” shall have the meaning set forth in Section 2.8(f) hereof.

“Adjusted LIBOR Rate” shall mean, with respect to the applicable Interest Accrual Period, the quotient of (i) LIBOR applicable to such Interest Accrual Period, divided by (ii) one (1) minus the Reserve Percentage:

Adjusted LIBOR Rate	=	LIBOR
(1 – Reserve Percentage)

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than forty-nine percent (49%) of, is in control of, is Controlled by or is under common ownership or Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any managing agent of the Property in which Borrower, Guarantor, Sponsor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

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“Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to any applicable Individual Property as set forth on Schedule V hereof, as such amounts may be adjusted from time to time as hereinafter set forth. Upon each adjustment in the amount of Debt due to either a regular payment of monthly Debt Service and/or a prepayment of the Loan in accordance with the terms hereof, each Allocated Loan Amount shall be decreased by an amount equal to the product of (i) the amount of such payment and (ii) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the total of all Allocated Loan Amounts (prior to the adjustment in question). Notwithstanding the foregoing or anything herein to the contrary, (a) any partial prepayment made pursuant to Section 2.9 hereof shall be applied to the Allocated Loan Amount of each Individual Property in accordance with Section 2.9(a)(vi) hereof; (b) in the event of a Casualty or Condemnation whereby Net Proceeds shall be applied to the Debt pursuant to the terms of Section 7.4 hereof, then such Net Proceeds shall be applied (1) first, to reduce the Allocated Loan Amount of the Individual Property affected by such Casualty or Condemnation and (2) second, pro rata to reduce the Allocated Loan Amounts of each of the other Individual Properties and (c) notwithstanding the terms of the foregoing clause (b), when the Debt is reduced as the result of Lender’s receipt of proceeds with respect to a Condemnation or Casualty affecting one hundred percent (100%) of an Individual Property, the Allocated Loan Amount for such Individual Property with respect to which the insurance proceeds or Award were received shall, at Lender’s sole discretion, be reduced to zero (such Allocated Loan Amount prior to reduction being referred to as the “Withdrawn Allocated Amount”), and each other Allocated Loan Amount shall, if the Withdrawn Allocated Amount exceeds such proceeds (such excess being referred to as the “Proceeds Deficiency”), be increased by an amount equal to the product of (1) the Proceeds Deficiency and (2) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the aggregate of all of the Allocated Loan Amounts (prior to the adjustment in question) other than the Withdrawn Allocated Amount.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean, with respect to each Individual Property, an amount equal to 2% of the outstanding principal balance of the Allocated Loan Amount attributable to such Individual Property.

“Annual Budget” shall have the meaning set forth in Section 4.12(a)(v).

“Applicable Contribution” shall have the meaning set forth in Section 17.16 hereof.

“Applicable Law” shall mean all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Applicable Policies” shall have the meaning specified in Section 7.1 hereof.

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“Appraisal” shall mean an appraisal acceptable to Lender prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser acceptable to Lender holding an MAI designation, who is state licensed or state certified if required under the laws of the state where each applicable Individual Property is located, who meets the requirements of FIRREA.

“Approved Accounting Method” shall mean GAAP, federal tax basis accounting (consistently applied) or such other method of accounting, consistently applied, as may be reasonably acceptable to Lender.

“Approved Bank” shall mean (a) a bank or other financial institution which has the Required Rating or (b) a bank or other financial institution otherwise acceptable to Lender.

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“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender.

“ARC III Transfer” shall have the meaning set forth in Section 6.3(a) hereof.

“Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bad Debt” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Benefit Amount” shall have the meaning set forth in Section 17.16 hereof.

“Bonds” shall have the meaning set forth in the Ground Lease.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower Party” shall mean any Person acting on behalf of or at the direction of Borrower, SPE Component Entity, Guarantor and/or Sponsor.

“Breakage Costs” shall have the meaning set forth in Section 2.5 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of California are not open for business.

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“Cash and Cash Equivalents” shall mean all unrestricted or unencumbered (A) cash and (B) any of the following: (x) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States; (y) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof which, at the time of acquisition, has one of the two highest ratings obtainable from any two (2) of Standard & Poor’s Corporation, Moody’s Investors Service, Inc. or Fitch Investors (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be acceptable to Lender) and is not listed for possible down-grade in any publication of any of the foregoing rating services; (z) domestic certificates of deposit or domestic time deposits or repurchase agreements issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $1,000,000,000.00, which commercial bank has a rating of at least either AA or such comparable rating from Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively; (aa) any funds deposited or invested by Replacement Guarantor in accounts maintained with Lender and which are not held in escrow for, or pledged as security for, any obligations of Replacement Guarantor, Borrower and/or any of their affiliates; (bb) money market funds having assets under management in excess of $2,000,000,000.00 and/or (cc) any unrestricted stock, shares, certificates, bonds, debentures, notes or other instrument which constitutes a “security” under the Security Act of 1933 (other than Replacement Guarantor, Borrower and/or any of their affiliates) which are freely tradable on any nationally recognized securities exchange and are not otherwise encumbered by Replacement Guarantor.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Wells Fargo Bank, National Association, as depository, Lender, Borrower and Manager.

“Cash Trap Event Period” shall have the meaning set forth in the Cash Management Agreement.

“Casualty” shall have the meaning set forth in Section 7.2.

“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Collateral Assignment of Interest Rate Protection Agreement” shall mean that certain Collateral Assignment of Interest Rate Protection Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Constituent Members” shall have the meaning set forth in Section 5.2(b) hereof.

“Contribution” shall have the meaning set forth in Section 17.16 hereof.

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“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Counterparty” shall mean the counterparty under any Interest Rate Protection Agreement or Replacement Interest Rate Protection Agreement, which counterparty shall be (i) Wells Fargo Bank, N.A. or (ii) any other counterparty acceptable to Lender.

“Creditors’ Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“DBRS” shall mean DBRS, Inc.

“Debt” shall mean (i) the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents, (ii) any Additional Interest due and payable pursuant to the Interest Rate Protection Agreement, and (iii) the payment of all sums advanced and costs and expenses incurred (including unpaid or unreimbursed servicing and special servicing fees) by Lender in connection with the enforcement and/or collection of the Debt or any part thereof.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Loan.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) the sum of (a) the Interest Rate and (b) five percent (5%).

“Determination Date” shall mean, with respect to any Interest Accrual Period, the date that is two (2) London Business Days prior to the first (1st) day of such Interest Accrual Period.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

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“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from two (2) of the Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less and (ii) the senior unsecured debt obligations of which are rated at least “AA” (or its equivalent) from two (2) of the Rating Agencies in the case of accounts in which funds are held for more than thirty (30) days or (b) such other depository institution otherwise approved by Lender from time-to-time.

“Embargoed Person” shall have the meaning set forth in Section 3.28 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.

“Exit Fee” shall have the meaning set forth in Section 2.7(d) hereof.

“Expense Reimbursements” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof.

“FATCA” shall mean Sections 1471 through 1474 of the IRS Code and any regulations or official interpretations thereof.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.

“Foreign Taxes” shall have the meaning set forth in Section 2.5 hereof.

“Funding Borrower” shall have the meaning set forth in Section 17.16 hereof.

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“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Gap Amount” shall have the meaning set forth in Section 13.1(a)(xv) hereof.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Potential Rent” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof.

“Ground Lease” shall mean, collectively, (i) that certain Lease Agreement, dated as of January 1, 2011, by and between St. Louis County, Missouri, as lessor, and 4400 N. Hanley, LLC, a Delaware limited liability company, as lessee, of which a memorandum was recorded in Book 19337, Page 3461 in the Office of the St. Louis County, Missouri Recorder of Deeds, (ii) that certain Trust Indenture, dated as of January 1, 2011, by and between St. Louis County, Missouri and UMB Bank, N.A., as trustee, (iii) that certain Performance Agreement, dated as of January 1, 2011, by and between St. Louis County, Missouri and 4400 N. Hanley, LLC, (iv) that certain Bond Purchase Agreement, dated as of January 1, 2011, made by 4400 N. Hanley, LLC and accepted and agreed to by St. Louis County, Missouri, and (v) that certain Estoppel Certificate, dated as of January 24, 2012 by St. Louis County, Missouri and accepted and agreed to by MO Borrower.

“Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under the Ground Lease.

“Guarantor” shall mean American Realty Capital Operating Partnership III, L.P., a Delaware limited partnership.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations executed by Guarantor and dated as of the date hereof.

“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.

“Improvements” shall mean, individually and/or collectively (as the context requires), the “Improvements” as defined in each applicable Security Instrument.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (vii) any other similar amounts.

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“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in the Loan, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors’ Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business) in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

“Independent Director” shall have the meaning set forth in Section 5.2(a) hereof.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the applicable Security Instrument and referred to therein as the “Property.”

“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.

“Interest Accrual Period” shall mean the period beginning on the first day of each calendar month during the term of the Loan and ending on (but including) the last day of such calendar month.

“Interest Bearing Reserve Funds” shall mean the Replacement Reserve Funds and the Punch List Work Reserve Funds.

“Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.5 hereof.

“Interest Rate Protection Agreement” shall mean, as applicable, any interest rate swap agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender between Borrower and Counterparty or any Replacement Interest Rate Protection Agreement.

“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.

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“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“Land” shall mean individually and/or collectively (as the context requires), the “Land” as defined in each applicable Security Instrument.

“Lease” shall mean any and all leases, subleases, rental agreements and other agreements whether or not in writing affecting the use, enjoyment or occupancy of the Land and/or the Improvements heretofore or hereafter entered into and all extensions, amendments and modifications thereto, whether before or after the filing by or against Borrower of any petition for relief under Creditors’ Rights Laws.

“Lease Event” shall mean any event which would, directly or indirectly, (i) cause a termination right, right of first refusal, right of first offer or any other similar right, and/or cause any termination fees to be due under any Lease or (ii) cause a Material Adverse Effect; provided, however, any of the foregoing shall not be deemed a Lease Event to the extent Lender’s prior written consent is obtained with respect to the same.

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Letter of Credit” shall mean an irrevocable, auto-renewing, unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon in New York, New York and/or San Francisco, California, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) if the Letter of Credit is due to expire prior to the termination of the event or events which gave rise to the requirement that Borrower deliver the Letter of Credit to Lender, Lender shall have the right to draw down the same in full and hold the proceeds thereof, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to

(a)  above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to

(b)  above, within ten (10) days prior to the expiration date of said Letter of Credit. Borrower’s delivery of any Letter of Credit hereunder shall, at Lender’s option, be conditioned upon Lender’s receipt of a New Non-Consolidation Opinion relating to such Letter of Credit.

“Liabilities” shall have the meaning set forth in Section 11.2 hereof.

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“LIBOR” shall mean, with respect to each Interest Accrual Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations and (ii) if fewer than two such quotations in clause (i) are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Lender’s computation of LIBOR shall be conclusive and binding on Borrower for all purposes, absent manifest error.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“LIBOR Rate” shall mean the sum of (i) the Adjusted LIBOR Rate and (ii) the LIBOR Spread.

“LIBOR Spread” shall mean two and four hundred ninety five thousandths percent (2.495%).

“Liquidity” shall mean (a) unencumbered Cash and Cash Equivalents of Replacement Guarantor and (b) marketable securities of Replacement Guarantor, each valued in accordance with GAAP (or other principles acceptable to Lender).

“LLC Agreement” shall have the meaning set forth in Section 5.1(c) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Cash Management Agreement, the Guaranty, the Collateral Assignment of Interest Rate Protection Agreement and all other documents executed and/or delivered in connection with the Loan.

“Loan-To-Value Ratio” shall mean a percentage calculated by multiplying (i) a fraction, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the value of all applicable Individual Properties based on a current Appraisal thereof, by (ii) one hundred (100).

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“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Lockout Release Date” shall mean the Monthly Payment Date occurring thirty-six (36) months following the Closing Date.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities and any impairment of Lender’s security for the Loan), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Management Agreement” shall mean the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property.

“Manager” shall mean American Realty Capital Properties III, LLC, a Delaware limited liability company, or such other entity selected as the manager of any applicable Individual Property in accordance with the terms of this Agreement or the other Loan Documents.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the ability of Borrower, Guarantor or Sponsor to perform, or of Lender to enforce, any material provision of any Loan Document, (ii) the enforceability of any material provision of any Loan Document, or (iii) the value, net operating income, use or enjoyment of the Property or the operation or occupancy thereof.

“Maturity Date” shall mean (i) February 1, 2017 or (ii) such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 5.1(c) hereof.

“Mezzanine Borrower” shall have the meaning set forth in Section 11.3 hereof.

“Mezzanine Option” shall have the meaning set forth in Section 11.3 hereof.

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“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Missouri Fee Interest” shall mean the fee interest in that portion of the Property which is subject to the Ground Lease.

“Missouri Property” shall mean that applicable Individual Property ground leased by MO Borrower.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Monthly Payment Amount” shall mean the monthly interest accrued on the Loan for the preceding Interest Accrual Period.

“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the term of the Loan.

“Monthly Tax Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Morningstar” shall mean Morningstar, Inc.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“New Hampshire Property” shall mean that applicable Individual Property owned by NH Borrower.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to any Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.

“Net Rental Income” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof.

“New Manager” shall have the meaning set forth in Section 4.15 hereof.

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel acceptable to Lender and otherwise in form and substance acceptable to Lender.

“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.

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“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Bond, Schoeneck & King, PLLC in connection with the closing of the Loan.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of $24,406,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Obligations” shall have the meaning set forth in Section 17.16 hereof.

“OFAC” shall have the meaning set forth in Section 3.28 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.

“Operating Expenses” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Income” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof.

“Partial Release” shall have the meaning set forth in Section 2.9 hereof.

“Patriot Act” shall have the meaning set forth in Section 3.29 hereof.

“Percentage Rent” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof.

“Periodic Treasury Yield” shall mean the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Lockout Release Date (or if two or more such securities have maturity dates equally close to the Lockout Release Date, the average annual yield to maturity of all such securities), as reported in the The Wall Street Journal or other authoritative publication or news retrieval service on the fifth (5th) Business Day preceding the prepayment date.

“Permitted Encumbrances” shall mean, with respect to each Individual Property, collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances, Leases and other matters disclosed in the Title Insurance Policy, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

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“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean individually and/or collectively (as the context requires), the “Personal Property” as defined in each applicable Security Instrument.

“Policies” shall have the meaning specified in Section 7.1 hereof.

“Prime Rate” shall mean the annual rate of interest publicly announced by Wells Fargo Bank, N.A. in San Francisco, California, as its prime rate, as such rate shall change from time to time. If Wells Fargo Bank, N.A. ceases to announce a prime rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the LIBOR Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Property” and “Properties” shall mean, individually and/or collectively (as the context requires), each Individual Property which is subject to the terms hereof and of the other Loan Documents.

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“Property Documents” shall mean, individually and/or collectively (as the context requires), each REA and the Ground Lease.

“Property Document Event” shall mean any event which would, directly or indirectly, (i) cause a termination right, right of first refusal, right of first offer or any other similar right, and/or cause any termination fees to be due under the Property Documents or (ii) cause a Material Adverse Effect; provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.

“Punch List Items” shall have the meaning set forth in Section 8.3 hereof.

“Punch List Work Reserve Funds” shall have the meaning set forth in Section 8.3 hereof.

“Qualified Equityholder” shall mean (i) American Realty Capital Trust, Inc. or (ii) a bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided in each case under this clause (ii) that such Person (x) has total assets (in name or under management) in excess of $450,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder's equity in excess of $100,000,000 (in both cases, exclusive of the Property), (y) is regularly engaged in the business of owning and operating comparable properties in major metropolitan areas and (z) (I) within the last ten (10) years, has not (a) had a credit event that has caused or will cause a material adverse effect on its organization or business operations, (b) been subject to any material, uncured event of default in connection with a loan financing which resulted in (A) litigation or (B) an acceleration of an indebtedness held by Lender or any other secondary market or institutional lender of similar size and with similar operations as Lender or (c) been the subject of any action or proceeding as a debtor under the Bankruptcy Code, and (II) none of the principals or Persons which Control such person or own a material direct or indirect equity interest in such Person have ever been convicted of a felony, or (iii) any other Person reasonably approved by Lender.

“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.

“Qualified Manager” shall mean a reputable and experienced professional management organization approved by Lender.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS, and Morningstar, any other nationally-recognized statistical rating agency (and any successor to any of the foregoing).

“REA” shall mean, individually and/or collectively (as the context requires), each reciprocal easement, covenant, condition and restriction agreement or similar agreement affecting the Property as more particularly described on Schedule IV hereto and any future reciprocal easement or similar agreement affecting the Property entered into in accordance with the applicable terms and conditions hereof.

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“Registrar” shall have the meaning set forth in Section 11.7 hereof.

“Release Price” shall mean an amount equal to the greater of (i) 125% of the Allocated Loan Amount for the subject Individual Property, (ii) an amount such that the Loan-to-Value Ratio for the Unreleased Property is equal to the lesser of (a) the Loan-to-Value Ratio with respect to all of the Individual Properties (including the Released Property) on the date such Partial Release is consummated and (b) the Loan-to-Value Ratio with respect to all of the Individual Properties (including the Released Property) on the Closing Date, and (iii) an amount such that the Debt Service Coverage Ratio on the Unreleased Property is equal to the greater of (a) the Debt Service Coverage Ratio of all of the Individual Properties (including the Released Property) on the date such Partial Release is consummated and (b) the Debt Service Coverage Ratio of all of the Individual Properties (including the Released Property) on the Closing Date.

“Released Property” shall have the meaning set forth in Section 2.9 hereof.

“Reimbursement Contribution” shall have the meaning set forth in Section 17.16 hereof.

“Rent Concessions” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof.

“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.

“Rent Roll” shall have the meaning set forth in Section 3.17 hereof.

“Rents” shall have the meaning set forth in the Security Instrument.

“Replacement Interest Rate Protection Agreement” shall have the meaning set forth in Section 2.8(c) hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 8.2 hereof.

“Replacements” for any period shall mean either (i) amounts expended for any of those certain replacements and/or alterations to the Property set forth on Schedule II attached hereto or (ii) if no such replacements and/or alterations are specified on such Schedule II, amounts expended for replacements and/or alterations to the Property and required to be capitalized according to GAAP and reasonably approved by Lender.

“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.

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“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Required Rating” shall mean a rating of not less than “A-1” (or its equivalent) from each of the Rating Agencies if the term of such Letter of Credit is no longer than three (3) months or if the term of such Letter of Credit is in excess of three (3) months, a rating of not less than “AA-” (or its equivalent) from each of the Rating Agencies, or, such other rating that is reasonably acceptable to Lender.

“Reserve Funds” shall mean the Tax and Insurance Funds, the Replacement Reserve Funds, the Punch List Work Reserve Funds and any other escrow funds established by this Agreement or the other Loan Documents.

“Reserve Percentage” shall mean the rates (expressed as a decimal) of reserve requirements applicable to Lender on the date two (2) London Business Days prior to the beginning of such Interest Accrual Period (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of any Governmental Authority as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits). The determination of the Reserve Percentage shall be based on the assumption that Lender funded 100% of the Loan in the interbank Eurodollar market. In the event of any change in the rate of such Reserve Percentage during an Interest Accrual Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Percentages, or differing Reserve Percentages, on one or more but not all of the holders of the Loan or any participation therein, Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Percentage which shall be used in the computation of the Reserve Percentage. Lender’s computation of the Reserve Percentage shall be determined conclusively by Lender and shall be conclusive and binding on Borrower for all purposes, absent manifest error.

“Responsible Officer” shall mean with respect to a Person, (i) the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or (ii) such other similar officer of such Person reasonably acceptable to Lender and appropriately authorized by the applicable Person in a manner reasonably acceptable to Lender.

“Restoration” shall have the meaning set forth in Section 7.2 hereof.

“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.

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“Restoration Threshold” shall mean, with respect to each Individual Property, an amount equal to 4% of the outstanding principal balance of the Allocated Loan Amount attributable to such Individual Property.

“Restricted Account” shall have the meaning set forth in the Cash Management Agreement.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

“Security Instrument” and “Security Instruments” shall mean, individually and/or collectively (as the context requires), each first priority (i) Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing and (ii) Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, each dated the date hereof, executed and delivered by the applicable Borrower to Lender, as security for the Loan and encumbering the applicable Individual Property (or any portion thereof), as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 11.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Article 10.

“Single Purpose Entity” shall mean an entity which satisfies all of the requirements of Section 5.1 hereof and whose structure and organizational and governing documents are otherwise in form and substance acceptable to Lender.

“SPE Component Entity” shall have the meaning set forth in Section 5.1(b) hereof.

“Special Member” shall have the meaning set forth in Section 5.1(c) hereof.

“Sponsor” shall mean American Realty Capital Operating Partnership III, L.P., a Delaware limited partnership.

“Spread Maintenance Premium” shall mean, with respect to any prepayment of the outstanding principal amount of the Loan on or prior to the Lockout Release Date, a payment to Lender in an amount equal to the sum of the present value of each future installment of interest that would be payable under the Loan on the outstanding principal amount of the Loan from the date of such prepayment through the Lockout Release Date, assuming an interest rate equal to the LIBOR Spread, such future installments of interest to be discounted at an interest rate per annum equal to the Periodic Treasury Yield. Lender’s calculation of the Spread Maintenance Premium shall be conclusive and binding on Borrower absent manifest error.

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“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the state in which the Property or any part thereof is located.

“Tax and Insurance Funds” shall have the meaning set forth in Section 8.6 hereof.

“Taxes” shall mean all taxes, assessments, water rates, sewer rents, business improvement district or other similar assessments and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“TC Cap” shall have the meaning specified in Section 7.1 hereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower.

“Tenant Direction Letter” shall have the meaning set forth in Section 9.2(a) hereof.

“Title Insurance Policy” shall mean those certain ALTA mortgagee title insurance policies issued with respect to each Individual Property and insuring the lien of the Security Instruments.

“TRIPRA” shall have the meaning specified in Section 7.1 hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Underwritten EGI” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof.

“Underwritten NOI” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof.

“Underwritten Operating Expenses” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof.

“Unreleased Property” shall have the meaning set forth in Section 2.9 hereof.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Vacancy Deduction” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof.

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“Work Charge” shall have the meaning set forth in Section 4.16(a) hereof.

Section 1.2.                Principles of Construction. All references to sections, exhibits and schedules are to sections, exhibits and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

GENERAL TERMS

Section 2.1.                The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.2.               Disbursement to Borrower. Borrower may request and  receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.3.               [Intentionally Omitted.]The Note and the other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement, the Security Instrument and the other Loan Documents.

Section 2.5.                 Interest Rate.

(a)        Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.

(b)        Interest Calculation. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate calculated on an Actual/360 Basis. Borrower acknowledges that interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis.

(c)        Determination of Interest Rate.

(i)               The Interest Rate with respect to the Loan shall be: (A) the LIBOR Rate with respect to the applicable Interest Accrual Period for a LIBOR Loan or (B) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions hereof. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.

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(ii)                Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at the LIBOR Rate for the applicable Interest Accrual Period. Any change in the rate of interest hereunder due to a change in the Interest Rate shall become effective as of the opening of business on the first day on which such change in the Interest Rate shall become effective. Each determination by Lender of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(iii)               In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Accrual Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Accrual Period, to a Prime Rate Loan.

(iv)                If, pursuant to the terms hereof, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Accrual Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Accrual Period.

(v)                 All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, assessments, fees, charges, reserves or withholdings (including, without limitation, backup withholdings) imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America imposed by the jurisdiction under the laws of which Lender is organized or any political subdivision or taxing authority thereof or therein or imposed by the jurisdiction of Lender’s applicable lending office where Lender is resident or engaged in business or any political subdivision or taking authority thereof or therein. If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) principal, interest and/or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

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(vi)                If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (A) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (B) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the last day of the then current Interest Accrual Period or within such earlier period as required by law. Borrower hereby agrees to promptly pay to Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(vii)                In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(A)         shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(B)         shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(C)         shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

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then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as reasonably determined by Lender, provided that, such demand by Lender shall apply to all loans similarly affected by such change. If Lender becomes entitled to claim any additional amounts pursuant to this subsection, Lender shall provide Borrower with not less than thirty (30) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(viii)               Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (A) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (B) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that is not the last day of an Interest Accrual Period, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (C) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the LIBOR Rate to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate on a date other than the last day of an Interest Accrual Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (A), (B) and (C) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents. Notwithstanding the foregoing or anything herein to the contrary, provided Borrower makes any prepayment (whether voluntary or mandatory) of the LIBOR Loan on the last day of an Interest Accrual Period, or if such date is not the last day of an Interest Accrual Period but such prepayment includes the payment of Interest Shortfall, then no Breakage Costs shall be due and payable in connection with such prepayment.

(ix)                Lender shall not be entitled to claim compensation pursuant to this subsection for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this subsection, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

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(x)                Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under this subsection, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (A) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (B) would not be disadvantageous in any other respect to Lender as determined by Lender in its sole discretion.

(xi)               Tax Forms. Prior to the date that any Lender organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Lender shall deliver to the Borrower such certificates, documents or other evidence, as required by the IRS Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender establishing that payments to it hereunder and under the Note are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Each such Lender shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower. If a payment made to a Lender under or in respect of this Agreement or any other Loan Document would be subject to United States federal withholding tax imposed by FATCA and such Lender fails to comply with the applicable reporting requirements of FATCA, such Lender shall deliver (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably requested by the Borrower sufficient for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements. The Borrower shall not be required to pay any amount pursuant to Subsection (v) above to any Lender that is organized under the laws of a jurisdiction outside of the United States of America if such Lender fails to comply with the requirements of this Subsection (xi). Borrower will not be required to pay any additional amounts in respect of United States federal income tax pursuant to Subsection (v) above to Lender if the obligation to pay such additional amounts would not have arisen but for a failure by Lender to comply with its obligations under this Subsection (xi).

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(d)          Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

(e)          Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.6.            Loan Payments.

(a)      Payment Before Maturity. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the last day of the month in which the Closing Date occurs (unless the Closing Date is the first day of a calendar month, in which case no such separate payment of interest shall be due). Borrower shall pay to Lender on each Monthly Payment Date the Monthly Payment Amount.

(b)       [Intentionally Omitted.]

(c)       Payment on Maturity. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

(d)       Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower within five (5) days when due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.

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(e)          Method and Place of Payment.

(i)               Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 12:00 P.M., California time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii)              Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately succeeding Business Day.

(iii)             All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.7.              Prepayments.

(a)         Voluntary Prepayments. Prior to the Lockout Release Date, the outstanding principal amount of the Loan may not be prepaid in whole or in part. On the last day of any Interest Accrual Period occurring on or after the Lockout Release Date, provided no Event of Default has occurred and is continuing, Borrower may, at its option and upon prior notice to Lender as set forth herein, prepay the Debt in whole or in part. Notwithstanding the foregoing, Borrower may not partially prepay the Loan more than one (1) time in any calendar year and Borrower shall obtain Lender’s consent for any additional partial prepayment of the Loan in any calendar year, which consent shall be given in Lender’s sole and absolute discretion. Lender shall not be obligated to accept any prepayment unless it is accompanied by the prepayment premium due in connection therewith. Any partial prepayment shall be applied to the Loan in such order and priority as may be determined by Lender in its sole discretion. Any prepayment received by Lender on a date other than the last day of any Interest Accrual Period shall include interest which would have accrued from such date of prepayment through and including the last day of the Interest Accrual Period during which such prepayment is being made (such amounts, the “Interest Shortfall”). Additionally, Borrower shall pay the Exit Fee, any Additional Interest and any Breakage Costs (provided that the same are not duplicative of any Interest Shortfall paid in connection with such prepayment) in connection with any prepayment of the Loan. As a condition to any voluntary prepayment, Borrower shall give Lender written notice (a “Prepayment Notice”) of its intent to prepay, which notice must be given at least sixty (60) and not more than ninety  (90) days prior to the Business Day upon which prepayment is to be made and must specify the Business Day on which such prepayment is to be made. Borrower hereby agrees that, in the event Borrower delivers a Prepayment Notice and fails to prepay the Loan in accordance with the Prepayment Notice and the terms of this Section 2.7 (a “Prepayment Failure”), Borrower shall indemnify Lender from and against, and shall be responsible for, all Losses (including any consequential damages) incurred by Lender with respect to any such Prepayment Failure.

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(b)          Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if such Net Proceeds are not made available to Borrower for Restoration, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Shortfall, the Exit Fee any Additional Interest and any Breakage Costs (provided that the same are not duplicative of any Interest Shortfall paid in connection with such prepayment) and such prepayment shall be applied to the Debt in accordance with Section 7.4(c) hereof. No prepayment premium shall be due in connection with any prepayment made pursuant to this Section 2.7(b).

(c)          Prepayments After Default. If concurrently with or after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment prior to the Lockout Release Date as set forth herein and Borrower, such purchaser at foreclosure or other Person shall pay, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents, (i) an amount equal to the greater of (x) five percent (5%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (y) the Spread Maintenance Premium, (ii) Interest Shortfall, (iii) Breakage Costs (provided that the same are not duplicative of any Interest Shortfall paid in connection with such prepayment), and (iv) Additional Interest. Additionally, Borrower shall pay the Exit Fee to Wells Fargo.

(d)          Exit Fee. Borrower agrees that in all events and under all circumstances, Borrower shall be obligated to pay to Wells Fargo Bank, N.A. an exit fee of an amount equal to one quarter of one percent (0.25%) of the outstanding principal balance of the Loan or (b) in connection with a partial prepayment of the Loan, the principal amount of the Loan being prepaid (the “Exit Fee”), which shall be payable upon (i) any partial prepayment of the Loan by Borrower and (ii) the earlier of (x) the payment by Borrower of the Loan in full, or (y) the Maturity Date (or any acceleration of the Loan following an Event of Default). In furtherance of the foregoing, Borrower acknowledges and agrees that Lender shall have no obligation to accept any payment of the Loan unless and until Borrower shall have also paid the Exit Fee, and Lender shall have no obligation to release any Loan Document upon payment of the Debt unless and until Lender shall have received the entire Exit Fee. Notwithstanding the foregoing or anything herein to the contrary, the Exit Fee shall not be payable with respect to any Principal Payment included in a Monthly Payment Amount. Notwithstanding the foregoing, payment of the Exit Fee shall be waived in the event Borrower refinances the Loan with a new permanent loan from Wells Fargo Bank, N.A. (which may be provided by Wells Fargo Bank, N.A., in its sole discretion).

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(e)          Cash Trap Event Payoff. Notwithstanding the foregoing or anything contained herein to the contrary, in the event there is a Cash Trap Event Period caused by a Tenant Cash Trap Event (as defined in the Cash Management Agreement) or a NH Cash Trap Event (as defined in the Cash Management Agreement), (i) Borrower is permitted to prepay the Loan in full or (ii) with respect to a Tenant Cash Trap Event relating solely to the New Hampshire Property or a NH Cash Trap Event, Borrower is permitted to prepay the Loan in part in an amount equal to the Allocated Loan Amount for the New Hampshire Property. In connection with a prepayment made in accordance with either clause (i) or (ii) of the foregoing sentence, Borrower shall not be required to pay the Exit Fee or any prepayment premium; provided, however, Borrower shall be required to pay any Interest Shortfall, Breakage Costs, or Additional Interest in connection with such prepayment.

Section 2.8.            Interest Rate Protection Agreement.

(a)       Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Protection Agreement with a LIBOR swapped rate acceptable to Lender. The Interest Rate Protection Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall be with a Counterparty acceptable to Lender, (iii) shall be for a period equal to the term of the Loan and (iv) shall have an initial notional amount equal to the principal balance of the Loan. Borrower shall direct such Counterparty to deposit directly into the Restricted Account any amounts due Borrower under such Interest Rate Protection Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof. Additionally, Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Protection Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Protection Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Protection Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Restricted Account.

(b)        Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Protection Agreement. All amounts paid by the Counterparty under the Interest Rate Protection Agreement to Borrower or Lender shall be deposited immediately into the Restricted Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Protection Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

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(c)        If at any time (i) Wells Fargo Bank, N.A. or any of its affiliates is not “Lender” under the Loan, or (ii) Wells Fargo Bank, N.A. or any of its affiliates is not the Counterparty, then, in the event there is any downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty below an “A” by S&P or below an “A2” by Moody’s, Borrower shall replace the Interest Rate Protection Agreement with a new Interest Rate Protection Agreement with a Counterparty acceptable to Lender (a “Replacement Interest Rate Protection Agreement”), not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification. Notwithstanding the foregoing, in the event the Counterparty is Wells Fargo Bank, N.A. or any of its affiliates and neither Wells Fargo Bank, N.A. nor any of its affiliates is the Lender, such Replacement Interest Rate Protection Agreement is only required to be delivered in the event there is any downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty below an “A” by S&P and below an “A2” by Moody’s. In furtherance of the foregoing, if Wells Fargo Bank, N.A. and/or any of its affiliates are both Lender and Counterparty, then no Replacement Interest Rate Protection Agreement shall be required.

(d)        In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Protection Agreement or fails to maintain the Interest Rate Protection Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Protection Agreement and the cost incurred by Lender in purchasing such Interest Rate Protection Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)        If required by Lender, in connection with the Interest Rate Protection Agreement where Wells Fargo Bank, N.A. or any affiliate thereof is not the Counterparty thereunder, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)            the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;

(ii)           the execution and delivery of the Interest Rate Protection Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)          all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Protection Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

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(iv)          the Interest Rate Protection Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f)        Borrower shall pay to Wells Fargo Bank, National Association (“Wells Fargo”) any losses (including, without limitation, loss of bargain), costs (including, without limitation, cost of funding), and expenses that Wells Fargo incurs, as Lender and/or Counterparty, as a result of any default in performance of, or the termination of, the obligations of Borrower pursuant to the Interest Rate Protection Agreement, if any. All such losses, costs and expenses shall be payable by Borrower to Wells Fargo as additional interest under the Loan (“Additional Interest”). The Additional Interest is deemed to constitute interest and not principal under the Loan and the only reference to “principal” herein shall not be deemed to apply to Additional Interest. The Additional Interest shall be due and payable by Borrower pursuant to the terms of the Interest Rate Protection Agreement and shall be secured on a pari-passu basis with the Debt by the lien of the Security Instrument.

(g)        In connection with the Interest Rate Protection Agreement, Borrower shall deliver to Lender a TIRSA SWAP Endorsement to the Title Insurance Policy in an amount satisfactory to Lender.

Section 2.9.            Releases

(a)         Release of Individual Property. On and after the Lockout Release Date, Borrower may obtain the release of the New Hampshire Property (the “Released Property”) from the lien of the applicable Security Instrument (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to the Released Property (other than those expressly stated to survive) (such release, a “Partial Release”), upon the satisfaction of each of the following conditions:

(i)       Borrower shall provide Lender with thirty (30) days (or such shorter period as may be agreed to by Lender) prior written notice of the proposed Partial Release;

(ii)      No Event of Default shall have occurred and be continuing at the time the applicable Partial Release is requested or at the time that the applicable Partial Release occurs;

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(iii)       Borrower shall submit to Lender, not less than thirty (30) days prior to the date of the Partial Release, a release of lien (and related Loan Documents) for the Released Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Released Property is located and shall contain standard provisions protecting the rights of the releasing lender, in each case, reasonably satisfactory to Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with the Partial Release, together with an Officer’s Certificate certifying that such documentation (A) is in compliance with all Legal Requirements, (B) will effect the Partial Release in accordance with the terms of this Agreement, and (C) will not impair or otherwise adversely affect the liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(iv)       The Released Property shall be conveyed to a Person other than Borrower;

(v)         Borrower shall prepay the Loan in accordance with the applicable terms and conditions hereof in an amount equal to the Release Price applicable to the Released Property and shall pay any Exit Fee, Interest Shortfall, Breakage Costs, Additional Interest and all other sums due under this Agreement, the Note and the other Loan Documents in connection therewith. Such prepayment in the amount of the applicable Release Price shall, notwithstanding anything to the contrary contained herein, be applied (A) first, to reduce the Allocated Loan Amount of the Released Property to zero and (B) second, pro-rata to reduce the Allocated Loan Amounts of each Unreleased Property (defined below);

(vi)        After giving effect to the Partial Release, the Actual Debt Service Coverage Ratio for the Properties then remaining subject to the applicable Security Instruments (collectively, the “Unreleased Properties” and, each, an “Unreleased Property”) shall be greater than the greater of (A) the Debt Service Coverage Ratio of all Individual Properties (including the Released Property) immediately prior to the Partial Release or (B) 3.01x to 1.00;

(vii)       After giving effect to the Partial Release, the Loan-to-Value Ratio for the Unreleased Properties shall be no greater than the lesser of (A) the Loan-To-Value Ratio with respect to all of the Individual Properties (including the Released Property) immediately prior to the Partial Release or (B) 52.4% (with each of (vii)(A) and (vii)(B) being determined based upon updated Appraisals for each of the Individual Properties); and

(viii)      Borrower shall pay all of Lender’s reasonable costs and expenses in connection with the Partial Release, including, without limitation, reasonable attorneys’ fees and Appraisal costs.

Except as set forth in this Section 2.9, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any lien of any Security Instrument on any Individual Property.

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Notwithstanding anything contained herein to the contrary, Borrower shall not be permitted to obtain a Partial Release of the applicable Individual Property in which MO Borrower holds a leasehold interest pursuant to the Ground Lease.

(b)          Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the lien of the Security Instruments on each Individual Property not theretofore released.

ARTICLE 3

REPRESENTATIONS AND WARRANTIESBorrower represents and warrants as of the Closing Date that:

Section 3.1.          Legal Status and Authority. Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the applicable State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the applicable Individual Property. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.

Section 3.2.          Validity of Documents. (a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and its applicable Affiliates and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property, Borrower’s organizational documents, or any indenture, agreement or other instrument to which Borrower is a party or by which it or any of its assets or the Property is or may be bound or affected, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of the Security Instrument in appropriate land records in the applicable State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, each Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower through the undersigned authorized representative of Borrower and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors’ Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

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Section 3.3.          Litigation. There is no action, suit or proceeding, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to the best of Borrower’s knowledge, overtly threatened in writing against Borrower, Sponsor or Guarantor or against or affecting the Property that has not been disclosed to Lender by Borrower in writing in connection with the closing of the Loan, is not fully covered by insurance or, if determined adversely to Borrower, would have a Material Adverse Effect.

Section 3.4.          Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 3.5.          Financial Condition.

(a)       Borrower is solvent, and no proceeding under Creditors’ Rights Laws with respect to Borrower has been initiated and Borrower has received reasonably equivalent value for the granting of the Security Instrument.

(b)       No petition in bankruptcy has been filed by or against Borrower, Sponsor, nor Guarantor in the last ten (10) years, and neither Borrower, Sponsor, nor Guarantor in the last ten (10) years has ever made any assignment for the benefit of creditors or taken advantage of any Creditors’ Rights Laws.

(c)       Borrower is not contemplating either the filing of a petition by it under any Creditors’ Rights Laws or the liquidation of its assets or property.

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Section 3.6.            Disclosure. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.7.            No Plan Assets. As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.

Section 3.8.            Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

Section 3.9.           Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 3.10.         Borrower Information. Borrower’s principal place of business and its chief executive office as of the date hereof is 405 Park Avenue 15th Floor, New York, New York 10022. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower is not subject to back-up withholding taxes.

Section 3.11.         Status of Property.

(a)       Borrower has obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of each Individual Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

(b)       Except as otherwise disclosed to Lender by Borrower in writing in connection with the closing of the Loan or as otherwise disclosed to Lender in any third party report delivered in connection with the closing of the Loan, each Individual Property and the present and contemplated use and occupancy thereof are in full compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Applicable Law.

(c)       Each Individual Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service.

(d)       Each Individual Property is served by public water and sewer systems.

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(e)      All public roads and streets necessary for service of and access to each Individual Property for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public. Each Individual Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the applicable Individual Property.

(f)       Except as otherwise disclosed to Lender by Borrower in writing in connection with the closing of the Loan or as otherwise disclosed to Lender in any third party report delivered in connection with the closing of the Loan, the Property is free from damage caused by fire or other casualty. The Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(g)      All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under Applicable Law could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.

(h)      Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents.

(i)       All liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and, to the best of Borrower’s knowledge, in compliance with all Applicable Law.

(j)       No portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Improvements is located within such area, Borrower has obtained and will maintain the insurance prescribed in Section 7.1(a) hereof. No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

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(k)      All the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.

(l)       To Borrower’s actual knowledge after due inquiry, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

Section 3.12.         Financial Information. All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Sponsor, Guarantor and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Sponsor, Guarantor or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Approved Accounting Method, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Sponsor or Guarantor from that set forth in said financial statements.

Section 3.13.          Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened in writing with respect to all or any portion of the Property or for the relocation of the access to any Individual Property.

Section 3.14.          Separate Lots. Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with each such Individual Property or any portion thereof.

Section 3.15.          Insurance. Borrower has obtained (or caused to be obtained) and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.16.           Use of Property.     Each Individual Property is used exclusively as industrial – distribution and other appurtenant and related uses.

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Section 3.17.         Leases and Rent Roll. Except as disclosed in the rent roll for each Individual Property delivered to and approved by Lender (the “Rent Roll”) and the aging report and Tenant estoppels delivered to and approved by Lender, (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable against Borrower and the Tenants set forth therein and are in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) no party under any Lease is in default; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated; (g) none of the Rents have been collected for more than one (1) month in advance (except a security deposit shall not be deemed rent collected in advance); (h) the premises demised under the Leases have been completed and the Tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis; (i) there exist no offsets or defenses to the payment of any portion of the Rents and Borrower has no monetary obligation to any Tenant under any Lease; (j) Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease; (k) there are no agreements with the Tenants under the Leases other than expressly set forth in each Lease; (l) no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property, or any other similar provision; (m) no person or entity has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (n) no Tenants have exercised any right to “go dark” that they may have under their Leases; (o) all security deposits relating to the Leases reflected on the Rent Roll have been collected by Borrower; (p) no brokerage commissions or finders fees are due and payable regarding any Lease; (q) each Tenant is in actual, physical occupancy of the premises demised under its Lease and is paying full rent under its Lease; and (r) no Tenant occupying 20% or more (by square feet) of the net rentable area of each Individual Property is, to Borrower’s knowledge, a debtor in any state or federal bankruptcy or insolvency proceeding.

Section 3.18.         Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under Applicable Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid, and, under current Applicable Law, the Security Instrument is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors’ Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.19.         Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under the Management Agreement are due and payable.

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Section 3.20.         Illegal Activity/Forfeiture.

(a)          No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

(b)          There has not been and shall never be committed by Borrower or any other person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 3.21.         Taxes.         Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.22.         Permitted Encumbrances.         None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents, materially and adversely affects the value or marketability of the Property, impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 3.23.         Third Party Representations. Each of the representations and the warranties made by Sponsor and Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.

Section 3.24.         Non-Consolidation Opinion Assumptions. All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true, complete and correct.

Section 3.25.         Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.

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Section 3.26.         Investment Company Act.         Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.27.         Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.28.         Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Sponsor or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan made by Lender is in violation of Applicable Law (“Embargoed Person”); (b) unless expressly waived in writing by Lender, no Embargoed Person has any interest of any nature whatsoever in Borrower, Sponsor or Guarantor, as applicable, with the result that the investment in Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; and (c) to the best knowledge of Borrower, none of the funds of Borrower, Sponsor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Sponsor or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is designated as an Embargoed Person, Borrower shall immediately notify Lender in writing. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor, Sponsor or any other party to the Loan is designated as an Embargoed Person.

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Section 3.29.         Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower, Sponsor and Guarantor and each and every Person affiliated with Borrower, Sponsor and/or Guarantor or that to Borrower’s knowledge has an economic interest in Borrower, or, to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan, is: (i) in full compliance with all applicable requirements of the Patriot Act and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (v) not owned or controlled by or now acting and or will in the future act for or on behalf of any person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Sponsor or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor, Sponsor or any other party to the Loan is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

Section 3.30.         Organizational Chart. The organizational chart attached as Schedule III hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

Section 3.31.         Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

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Section 3.32.         No Breach of Fiduciary Duty. No Person currently owning a direct or indirect equity ownership interest in Borrower (nor any past or current affiliate of such Person), has breached any fiduciary duty owed by such Person to any other Person now or previously owning a direct or indirect equity ownership interest in Borrower or in any other prior owner of the Property.

Section 3.33.         Property Document Representations.         Each Property Document is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any Property Document, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth on Schedule IV hereof or as otherwise disclosed to Lender in writing, no Property Document has been modified, amended or supplemented.

Section 3.34.         No Change in Facts or Circumstances.

All information submitted by Borrower, Guarantor or Sponsor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Sponsor and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that would otherwise have a Material Adverse Effect.

Section 3.35.         Perfection of Accounts. Borrower hereby represents and warrants to Lender that:

(a)          This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts in favor of Lender, which security interest is prior to all other liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts; and

(b)          The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement.

Section 3.36.         Ground Lease.

Borrower hereby represents and warrants to Lender the following with respect to the Ground Lease:

(a)          Recording; Modification. A memorandum of the Ground Lease has been duly recorded. The Ground Lease permits the interest of Borrower to be encumbered by the Security Instrument and does not restrict the use of the Property in a manner that would adversely affect the security provided by the Security Instrument. As of the date hereof, there are no other amendments, modifications, assumptions or assignments of the Ground Lease not heretofore delivered to Lender. The Ground Lease may not be canceled, terminated, surrendered, modified or amended without the prior written consent of Lender and any such action without such consent shall not be binding on Lender.

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(b)          No Liens. Except for the Permitted Encumbrances, Borrower’s interest in the Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Security Instrument other than the ground lessor’s related fee interest. To Borrower’s actual knowledge after due inquiry, except for the Permitted Encumbrances, there is no lien encumbering the ground lessor’s fee interest, and the Ground Lease shall remain prior to any lien upon the related fee interest that may hereafter be granted.

(c)          Ground Lease Assignable; Leasehold Mortgage. Borrower’s interest in the Ground Lease is assignable to Lender upon notice to, but without the consent of, the ground lessor (or, if any such consent is required, it has been obtained prior to the Closing Date). The Ground Lease is further assignable by Lender, its successors and assigns without the consent of the ground lessor. The Ground Lease permits the interest of the lessee thereunder to be encumbered by a leasehold mortgage and contains no restrictions on the identity of a leasehold mortgagee.

(d)          Default.  As of the date hereof, to the actual knowledge of Borrower after due inquiry, (i) the Ground Lease is in full force and effect, (ii) no default has occurred under the Ground Lease and (iii) there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Ground Lease.

(e)          Notice.  The Ground Lease, or estoppel letters received by Lender from the ground lessor, requires the ground lessor to give notice of any default by Borrower to Lender. The Ground Lease, or estoppel letters received by Lender from the ground lessor, further provides that notice of termination given under the Ground Lease is not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in the Ground Lease.

(f)          Cure.  Lender is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of the applicable Borrower under the Ground Lease) to cure any default under the Ground Lease, which is curable after the receipt of notice of any of the default before the ground lessor thereunder may terminate the Ground Lease.

(g)          New Lease. The Ground Lease requires the ground lessor to enter into a new lease with Lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(h)          Subleasing.  The Ground Lease does not impose any restrictions on subleasing.

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(i)          Insurance Proceeds. Under the terms of the Ground Lease and the Security Instrument, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the applicable Individual Property, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.

(j)          Term. The Ground Lease has a term which extends approximately five (5) years following the Maturity Date. The Ground Lease does not provide for any extension options.

(k)          Outstanding Principal Amount of Bonds. The outstanding principal amount due and owing on the Bonds, as of the date hereof, is $4,518,696.00, which such amount may not be increased under any circumstances.

Section 3.37.         Guarantor and Sponsor Representations. Borrower hereby represents and warrants that, as of the date hereof, the representations and warranties set forth in Sections 3.1 through 3.8, 3.12, 3.18, 3.21, 3.23, 3.27, 3.28, 3.29, 3.32, and 3.34 above are true and correct with respect to Guarantor and Sponsor, as the same are applicable to such party. Wherever the term “Borrower” is used in each of the foregoing Subsections it shall be deemed to be “Guarantor” and “Sponsor”, with respect to each such party.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 4.1.          Existence. Each Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the applicable State and (c) its franchises and trade names, if any.

Section 4.2.          Applicable Law.

(a)          Borrower shall promptly comply and shall cause the Property to comply in all material respects with all Applicable Law affecting the Borrower and the Property, or the use thereof, including, without limitation, all Environmental Laws and Applicable Law relating to OFAC, Embargoed Persons and the Patriot Act.

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(b)          Borrower shall from time to time, upon Lender’s written request, but no more than one (1) time during any twelve (12) month period (provided, no Event of Default has occurred and is continuing), provide Lender with evidence reasonably satisfactory to Lender that the Property complies with all Applicable Law or is exempt from compliance with Applicable Law.

(c)          Borrower shall give prompt notice to Lender of the receipt by Borrower of any written notice related to a violation of any Applicable Law and of the commencement of any proceedings or investigations which relate to compliance with Applicable Law.

(d)          After prior written notice to Lender, Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Applicable Law, the applicability of any Applicable Law to Borrower or any Individual Property or any alleged violation of any Applicable Law, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with (or cause compliance with) any such Applicable Law determined to be valid or applicable or cure any violation of any Applicable Law; (v) such proceeding shall suspend the enforcement of the contested Applicable Law against Borrower or the Property; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Applicable Law, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Applicable Law at any time when, in the judgment of Lender, the validity, applicability or violation of such Applicable Law is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

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Section 4.3.          Maintenance and Use of Property. Borrower shall cause the Property to be maintained in a good and safe condition and repair in all material respects. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender or as otherwise permitted pursuant to Section 4.21 hereof. Borrower shall promptly repair, replace or rebuild any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.13 hereof and shall complete and pay for any structure at any time in the process of construction or repair on the Land. Borrower shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof; provided, however, Borrower shall have no obligation to prosecute the Restoration of the Property if Net Proceeds are not made available to Borrower for such purpose; provided, however, Borrower shall be obligated to repair the Property to the extent necessary (i) to protect life and safety at the Property and (ii) to return the Property to a condition where the Property is deemed an architectural whole whereby access to any portion of the Property is not impaired and the shell of the Improvements is fully complete and closed. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

Section 4.4.          Waste. Borrower shall not commit (or permit to be committed) or suffer (or permit to be suffered) any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take (or permit to be taken) any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5.          Taxes and Other Charges.

(a)          Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.6 hereof. Upon Lender’s request, Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish (or permit to be furnished) such receipts for payment of Taxes and Other Charges in the event that such Taxes and Other Charges have been paid by Lender pursuant to Section 8.6 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.

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(b)          After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) Borrower shall furnish (or caused to be furnished) such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the applicable Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instrument being primed by any related lien.

Section 4.6.          Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might have a Material Adverse Effect.

Section 4.7.          Access to Property. Subject to the rights of any Tenant under any Lease, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

Section 4.8.          Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Sponsor’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has actual knowledge.

Section 4.9.          Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Lender, at Lender’s election, to participate in any such proceedings.

Section 4.10.         Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications of changes thereto.

Section 4.11.         Awards. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Lender of the expense of an appraisal on behalf of Borrower in case of a Casualty or Condemnation affecting the Property or any part thereto) out of such Awards or Insurance Proceeds.

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Section 4.12.         Books and Records.

(a)          Borrower shall keep adequate books and records of account in accordance with an Approved Accounting Method, and furnish (or cause to be furnished) to Lender:

(i)          quarterly (and if required by Lender, monthly) certified rent rolls (in the form approved by Lender in connection with the closing of the Loan) and tenant sales reports (if applicable) for each Individual Property, each signed and dated by a Responsible Officer of Borrower, within ten (10) days after the end of each calendar month upon Lender’s request, or forty-five (45) days after the end of each calendar quarter, as applicable;

(ii)         quarterly (and, if required by Lender, monthly) operating statements of each Individual Property, prepared and certified by a Responsible Officer of Borrower, on a consolidated basis, in the form required by Lender, detailing the revenues received and the expenses incurred, within ten (10) days after the end of each calendar month upon Lender’s request or forty-five (45) days after the end of each calendar quarter, as applicable;

(iii)        an annual balance sheet, profit and loss statement, statement of cash flow of Borrower prepared on a consolidated basis with Sponsor, by an accounting firm or other independent certified public accountant reasonably acceptable to Lender, within ninety (90) days after the close of each fiscal year of Borrower;

(iv)        an annual operating statement of each Individual Property, prepared and certified by a Responsible Officer of Borrower, on a consolidated basis, in the form required by Lender, detailing the revenues received, the expenses incurred and containing appropriate year-to-date information, within ninety (90) days after the close of each fiscal year of Borrower;

(v)         by no later than December 15 of each calendar year upon the occurrence and during the continuance of a Cash Trap Event Period, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for each Individual Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall not take effect until approved by Lender (each such annual budget, individually and/or collectively, as the context may require, an “Annual Budget”). Upon the occurrence and during the continuance of any Cash Trap Event Period, Lender shall have the right to approve each Annual Budget;

(vi)        [intentionally omitted];

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(vii)       to the extent applicable with respect to each Individual Property, by no later than ten (10) days after and as of the end of each calendar month if required by Lender, and thereafter by no later than forty-five (45) days after and as of the end of each calendar quarter, a summary report containing each of the following with respect to each Individual Property for the most recently completed calendar month or quarter (as applicable): (A) aggregate sales by tenants under Leases or other occupants of the applicable Individual Property, both on an actual (or to the extent such information is not provided by such tenants or occupants, Borrower’s best estimate) and on a comparable store basis, (B) rent per square foot payable by each such tenant or occupant, (C) aggregate occupancy of the applicable Individual Property by anchor space and in-line store space and (D) a tenant aging and receivables report; and

(viii) the Officer’s Certificate required pursuant to Section 5.3 hereof.

(b)          To the extent applicable with respect to each Individual Property, upon request from Lender, Borrower shall furnish in a timely manner to Lender:

(i)          a property management report for each Individual Property, showing the number of inquiries made and/or rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender, in reasonable detail and certified by a Responsible Officer of Borrower to be true and complete, but no more frequently than quarterly; and

(ii)         an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

(c)          Within ten (10) days of Lender’s request, Borrower shall furnish Lender (and shall cause Sponsor and/or Guarantor to furnish to Lender) with such other additional financial or management information as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records at any reasonable time from time to time during business hours upon reasonable advance notice.

(d)          Borrower agrees that all financial statements and other items required to be delivered to Lender pursuant to this Section 4.12 (each a “Required Financial Item” and collectively, the “Required Financial Items”) shall: (i) be complete and correct in all material respects; (ii) present fairly the financial condition of the party; (iii) disclose all liabilities that are required to be reflected or reserved against; and (iv) be prepared (A) in hardcopy and electronic formats and (B) in accordance with the Approved Accounting Method. Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.

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(e)          Borrower agrees to cause Guarantor to comply with the reporting requirements set forth in Section 10 of the Guaranty.

Section 4.13.         Estoppel Certificates.

(a)          After written request by Lender, Borrower, within twenty (20) days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the terms of payment and maturity date of the Note, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the best knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instrument or the Property.

(b)          Borrower shall use its best efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants (and related lease guarantors) as required by Lender either (i) in substantially the same form as required pursuant to the applicable Lease or (ii) attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c)          In connection with a Secondary Market Transaction in connection with the Loan (or any portion thereof or interest therein), at Lender’s written request, Borrower shall provide an estoppel certificate to any Investor or any prospective Investor in such form, substance and detail as Lender, such Investor or prospective Investor may require.

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(d)          Borrower shall deliver to Lender, upon request, estoppel certificates from each party under the Property Documents in form and substance reasonably acceptable to Lender.

Section 4.14.         Leases and Rents.

(a)          All Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, if available, (ii) be on commercially reasonable terms with unaffiliated, third parties (unless otherwise consented to by Lender), (iii) provide that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale, (iv) not contain any terms which would have a Material Adverse Effect and (v) shall be subject to Lender’s prior written approval as provided herein. Borrower shall not, without the prior written consent of Lender, grant any approval under (or permit any approval to be deemed granted under), permit any sublease of, enter into, enter into any agreement with respect to (including, without limitation, any non-disturbance agreement), renew, extend, amend, modify, permit any assignment of, waive any provisions of (other than a waiver of immaterial provisions that do not have a Material Adverse Effect), release any party to, terminate, exercise any recapture or enforcement rights with respect to (including, without limitation, any exercise of rights after a Tenant default), reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Lease. Notwithstanding the foregoing or anything contained herein to the contrary, Borrower may enter into one or more subleases at any Individual Property, without Lender’s consent, provided, that (i) the applicable Tenant remains fully liable under the terms of the applicable Lease, (ii) the aggregate subleases at an Individual Property do not exceed forty-nine percent (49%) of the total rentable area of the applicable Individual Property, and (iii) there is no downgrade, withdrawal or qualification of the long term unsecured debt rating of the applicable Tenant below its long term unsecured debt rating as of the date hereof. Further, notwithstanding the foregoing or anything contained herein to the contrary, the prior written consent of Lender shall not be required in connection with an amendment or modification of any Lease, if such amendment or modification is immaterial and Borrower furnishes Lender with a copy of the same after execution thereof.

(b)          Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in all material respects in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall hold all security deposits under all Leases in accordance with Applicable Law. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

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(c)          Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan. Borrower further agrees to provide Lender with written notice of a Tenant “going dark” under such Tenant’s Lease within five (5) Business Days after such Tenant “goes dark” and Borrower’s failure to provide such notice shall constitute an Event of Default.

(d)          Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any termination fee or payment (“Lease Payment”) paid by any Tenant under any Lease in consideration of any termination, modification or amendment or settlement of any Lease or any release or discharge of any Tenant under any Lease from any obligation thereunder (a “Lease Payment Event”). Borrower further covenants and agrees that (i) Borrower shall hold any such Lease Payment in trust for the benefit of Lender and (ii) (A) in the event such Lease Payment is less than $100,000 and such Lease Payment Event does not have a Material Adverse Effect, such Lease Payment shall be payable to Borrower or (B) in the event such Lease Payment equals or exceeds $100,000 or such Lease Payment Event has a Material Adverse Effect, such Lease Payment shall be placed by Borrower in reserve with Lender, to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the Property and/or for payment of the Debt or otherwise in connection with the Loan and/or the Property, as so determined by Lender, in its sole discretion.

(e)          If Borrower shall default in the performance or observance of any term, covenant or condition of any Lease and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Lease shall be kept unimpaired and free from default. If any party to any Lease shall deliver to Lender a copy of any notice of default under such Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.

(f)          Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required for any leasing matters set forth in this Section 4.14, Lender shall have ten (10) Business Days from receipt of written request and all required information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”. In the event that Lender fails to respond to the leasing matter in question within such time, Lender’s approval shall be deemed given for all purposes. Borrower shall provide Lender with such information and documentation as may be reasonably required by Lender, including, without limitation, lease comparables and other market information as reasonably required by Lender.

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(g)          In the event of any conflict or inconsistency between the terms and provisions of this Section 4.14 and the balance of the provisions hereof and/or any of the other Loan Documents, the terms and conditions set forth in this Section 4.14 shall control and be binding.

Section 4.15.         Management Agreement.

(a)          Borrower shall (i) diligently perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement and (ii) promptly notify Lender of the giving of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice. Without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not surrender the Management Agreement, consent to the assignment by Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement or modify, change, supplement, alter or amend the Management Agreement, in any respect, either orally or in writing, and Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender the Management Agreement or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any respect, and any such surrender of the Management Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the prior consent of Lender shall be void and of no force and effect. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall notify Lender if Manager sub-contracts to a third party or an affiliate any or all of its management responsibilities under the Management Agreement. Borrower shall, from time to time, use its best efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

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(b)          Without limitation of the foregoing, if the Management Agreement is terminated pursuant to the Assignment of Management Agreement or for any other reason, then Lender, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth in the Assignment of Management Agreement, a new manager (the “New Manager”) to manage the applicable Individual Property, which such New Manager shall be a Qualified Manager. New Manager shall be engaged by Borrower pursuant to a written management agreement that complies with the terms hereof and of the Assignment of Management Agreement and is otherwise satisfactory to Lender in all respects. New Manager and Borrower shall execute an Assignment of Management Agreement in the form then used by Lender. To the extent that such New Manager is an Affiliated Manager, Borrower’s engagement of such New Manager shall be subject to Borrower’s delivery to Lender of a New Non-Consolidation Opinion with respect to such New Manager and new management agreement.

Section 4.16.         Payment for Labor and Materials.

(a)          Subject to Section 4.16(b), Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property (any such bills and costs, a “Work Charge”) and never permit to exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.

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(b)          After prior written notice to Lender, Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to any Individual Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Law; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.17.         Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property, or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.

Section 4.18.         Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.19.         ERISA

(a)          Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)          Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)         Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(B)         Less than 25 percent of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101(f)(2), as modified by § 3(42) of ERISA, disregarding the value of any equity interests in Borrower held by (I) a Person (other than a benefit plan investor) who has discretionary authority or control with respect to the assets of Borrower, (II) any Person who provides investment advice for a fee (direct or indirect) with respect to the assets of Borrower, or (III) any affiliate of a Person described in the immediately preceding clause (I) or (II);

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(C)         Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940; or

(D)         The assets of Borrower are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. § 2510.3-101.

Section 4.20.         No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from the applicable Individual Property, or (b) any portion of the applicable Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the applicable Individual Property.

Section 4.21.         Alterations. Lender’s prior approval (which approval shall not be unreasonably withheld, conditioned, or delayed) shall be required in connection with any alterations to any Improvements (a) that may have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold or (c) that are structural in nature, (1) except for alterations or tenant improvements being made expressly pursuant to existing Leases that have been reviewed and approved by Lender and (2) excluding any immaterial structural alterations to any Improvements. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver (or cause to be delivered) to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender, or (iv) a completion bond acceptable to Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold. All alterations to any Improvements shall be made lien-free and in a good and workmanlike manner in accordance with all Applicable Laws.

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Section 4.22. Property Documents Covenants. Borrower agrees that without the prior consent of Lender, Borrower will not enter into any new Property Document or execute modifications to any existing Property Document if such new Property Document or such modifications will have a Material Adverse Effect. Borrower shall enforce, shall comply with, and shall use commercially reasonable efforts to cause each of the parties to each Property Document to comply with all of the terms and conditions contained in such Property Document.

Section 4.23.         Ground Lease.

(a)          Borrower shall (i) pay (or cause to be paid) all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease, (ii) diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed and observed, (iii) promptly notify Lender of the giving of any written notice by the landlord under the Ground Lease to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt, and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the landlord under the Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt. Borrower shall not, without the prior consent of Lender, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, either orally or in writing. Borrower hereby assigns to Lender, as further security for the payment and performance of the obligations and for the performance and observance of the terms, covenants and conditions of the Security Instrument, this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Borrower, as tenant under the Ground Lease, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, modify, change, supplement, alter or amend the Ground Lease in any material respect, and any such surrender of the leasehold estate created by the Ground Lease or termination, cancellation, modification, change, supplement, alteration or amendment of the Ground Lease in any material respect without the prior consent of Lender shall be void and of no force and effect. If Borrower shall default in the performance or observance of any term, covenant or condition of the Ground Lease on the part of Borrower, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, then, without limiting the generality of the other provisions of the Security Instrument, this Agreement and the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired and free from default. If the landlord under the Ground Lease shall deliver to Lender a copy of any notice of default under the Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Lender made at any time not more than one (1) year prior to, and not less than one (1) month prior to the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in- fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Borrower will not consent to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of the Property, nor will it subordinate or consent to the subordination of the Ground Lease to any such interest, unless, in each such case, the written consent of Lender shall have been first had and obtained.

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Notwithstanding anything contained in the Ground Lease to the contrary, Borrower shall not further sublet any portion of the Property (other than as permitted pursuant to Section 4.14 hereof) without prior written consent of Lender. Each such sublease hereafter made shall provide that (i) in the event of the termination of the Ground Lease, the sublease shall not terminate or be terminable by the lessee thereunder; (ii) in the event of any action for the foreclosure of the Security Instrument, the sublease shall not terminate or be terminable by the lessee thereunder by reason of the termination of the Ground Lease unless such lessee is specifically named and joined in any such action and unless a judgment is obtained therein against such lessee; and (iii) in the event that the Ground Lease is terminated as aforesaid, the lessee under the sublease shall attorn to the lessor under the Ground Lease or to the purchaser at the sale of the Property on such foreclosure, as the case may be. In the event that any portion of the Property shall be sublet pursuant to the terms of this subsection, such sublease shall be deemed to be included in the Property.

Section 4.24.         Acquisition of Fee Interests.

Upon expiration or earlier termination of the Ground Lease, MO Borrower shall be required to acquire the Missouri Fee Interest (“Fee Interest Acquisition”); provided, that, in connection therewith, each of the following conditions are satisfied (i) the applicable Borrower shall provide Lender with at least ten (10) days prior written notice of the Fee Interest Acquisition, (ii) the Borrower and, if required by Lender, Guarantor, shall enter into such amendments or other modifications to the Loan Documents as may be reasonably required by Lender (which such amendments or modifications shall be limited to such amendments or modifications as may be reasonably required to add the Missouri Fee Interest to the definition of “Property” thereunder and otherwise collateralize the same unless a specific fact or circumstance related to such Missouri Fee Interest, Borrower, Guarantor, the applicable seller of such Missouri Fee Interest and/or the Property shall exist and shall reasonably necessitate additional amendments or modifications to the Loan Documents as reasonably required by Lender), (iii) the applicable Borrower shall provide Lender (A) a title search for the applicable Individual Property indicating that the applicable Individual Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances and (B) such Title Insurance as may be reasonably required by Lender, (iv) to the extent that any Tenant has any interest in the portion of the Property to which the Ground Lease relates, the applicable Borrower shall provide Lender an Officer’s Certificate certifying that, after giving effect to the Fee Interest Acquisition and termination of such Ground Lease, the applicable Lease will remain in full force and effect and said Tenant will, if applicable, attorn to the applicable Borrower as owner of the Missouri Fee Interest, (v) the applicable Borrower shall provide Lender with copies of the documents and/or instruments entered into in connection with the Fee Acquisition (the “Fee Acquisition Documents”) and such legal opinions and other physical condition reports, in each case, as may be reasonably required by Lender (which such opinions shall be limited to the due authorization, authority and enforceability of any Loan Document amendments entered into in connection with this Section unless a specific fact or circumstance related to such Missouri Fee Interest, the applicable Borrower, Guarantor, the applicable seller of such Missouri Fee Interest and/or the applicable Individual Property shall exist and shall reasonably necessitate additional opinions required by Lender), (vi) the applicable Borrower shall provide Lender UCC, judgment, lien, litigation searches and such other searches as may be reasonably required by Lender, in each case, with respect to the applicable Borrower, the seller of the Missouri Fee Interest and the applicable portion of the Property, which such searches (including, without limitation, the form and results thereof and jurisdictions searches) shall be reasonably satisfactory to Lender, (vii) the applicable Borrower shall pay all of its own costs and expenses (including, without limitation, the sums required to consummate the Fee Interest Acquisition) and shall pay all of Lender’s reasonable, out-of-pocket costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys’ fees, mortgage or similar taxes and recording fees) and (xi) the applicable Borrower shall provide Lender an Officer’s Certificate certifying that, as of the consummation of the Fee Interest Acquisition, the terms and conditions of this Section 6.6 have been satisfied. Notwithstanding anything to the contrary contained herein or in any other Loan Document, after the consummation of any Fee Interest Acquisition in accordance with the terms and conditions hereof, (i) the defined term “Property” hereunder and under the other Loan Documents shall be deemed to include the Missouri Fee Interest and (ii) the applicable Borrower shall have the right, without the prior consent of Lender, to terminate the Ground Lease to which the Missouri Fee Interest relates.

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ARTICLE 5

ENTITY COVENANTS

Section 5.1.          Single Purpose Entity/Separateness.

(a)          Each Borrower has not, and, for so long as the Debt remains outstanding,

will not:

(i)          engage in any business or activity other than the ownership, operation and maintenance of the applicable Individual Property and activities incidental thereto and, with respect to MO Borrower, the Bonds;

(ii)         acquire or own any assets other than (A) the applicable Individual Property, and (B) with respect to the MO Borrower only, the Bonds, and (C) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of such Individual Property;

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(iii)        merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)        fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Applicable Law of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)         own any subsidiary, or make any investment in, any Person;

(vi)        commingle its assets with the assets of any other Person;

(vii)       incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, (C) Permitted Equipment Leases and/or (D) Borrower’s obligations and liabilities under the Interest Rate Protection Agreement; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time two percent (2%) of the outstanding aggregate Allocated Loan Amounts associated with the portions of the Property owned by Borrower. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;

(viii)      fail to maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any constituent party. Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix)         enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

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(x)          maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)         assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, other than in the context of the cross-collateralization and cross-defaulting of the Loan;

(xii)        make any loans or advances to any Person;

(xiii)       fail to file its own tax returns (unless prohibited by Applicable Law from doing so);

(xiv)      fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)       fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the applicable Individual Property to do so after the payment of all operating expenses and Debt Service and shall not require any equity owner to make additional capital contributions to Borrower);

(xvi)      without the unanimous written consent of all of its partners or members, as applicable, and the consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors’ Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii)     fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;

(xviii)    fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the applicable Individual Property to do so);

(xix)       acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable; or

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(xx) violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion.

(b)          If Borrower is a limited partnership or a limited liability company (other than an Acceptable LLC), each general partner or managing member (each, an “SPE Component Entity”) shall be a corporation or an Acceptable LLC (I) whose sole asset is its interest in Borrower, (II) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in Borrower; (III) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (IV) which has and will at all times own at least a 0.5% direct equity ownership interest in Borrower. Each such SPE Component Entity will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Article 5 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPE Component Entity. Upon the withdrawal or the disassociation of an SPE Component Entity from Borrower, Borrower shall immediately appoint a new SPE Component Entity whose articles of incorporation or organization are substantially similar to those of such SPE Component Entity and deliver a New Non-Consolidation Opinion to Lender with respect to the new SPE Component Entity and its equity owners. As of the date hereof, Borrower is an Acceptable LLC and an SPE Component Entity is not required so long as Borrower continues to qualify as an Acceptable LLC.

(c)          In the event Borrower or the SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or the SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or the SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower or the SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or the SPE Component Entity (as applicable) automatically be admitted to Borrower or the SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or the SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or the SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware or Maryland law (as applicable) and (B) after giving effect to such resignation or transfer, there remains at least one (1) Independent Director of the SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or the SPE Component Entity (as applicable) upon the admission to Borrower or the SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or the SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware or Maryland (as applicable, the “Act”), Special Member shall not be required to make any capital contributions to Borrower or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or the SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or the SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or the SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or the SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or the SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of Borrower or the SPE Component Entity (as applicable).

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(d)          The LLC Agreement shall further provide that, (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors’ Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or the SPE Component Entity (as applicable) shall continue without dissolution, and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or the SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors’ Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable).

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(a)          The organizational documents of each Borrower (to the extent such Borrower is a corporation or an Acceptable LLC) or the SPE Component Entity, as applicable, shall provide that at all times there shall be at least one (1) duly appointed member of its board of directors or managers, as applicable (each, an “Independent Director”) reasonably satisfactory to Lender who each shall not have been at the time of each such individual’s initial appointment, and shall (I) not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, either (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, any Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, any Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person, and (II) be employed by, in good standing with and engaged by such Borrower in connection with, in each case, an Approved ID Provider.

The organizational documents of each Borrower or the SPE Component Entity (as applicable) shall further provide that (I) the board of directors or managers of each Borrower or the SPE Component Entity as applicable, and the constituent members of such entities (the “Constituent Members”) shall not take any action which, under the terms of any organizational documents of such Borrower or the SPE Component Entity as applicable requires the unanimous vote of (1) the board of directors or managers of such Borrower or the SPE Component Entity as applicable, or (2) the Constituent Members, unless at the time of such action there shall be at least one (1) engaged as provided by the terms hereof; (II) any resignation, removal or replacement of any Independent Director shall not be effective without two (2) Business Days prior written notice to Lender accompanied by evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents; (III) to the fullest extent permitted by applicable law, including Section 18- 1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of the Constituent Members and such Borrower and any SPE Component Entity (including such Borrower’s and any SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in such Borrower’s and SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and such Borrower and any SPE Component Entity (including such Borrower’s and any SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in such Borrower or SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other affiliates of the Constituent Members, such Borrower and SPE Component Entity and (z) the interests of any group of affiliates of which the Constituent Members, such Borrower or SPE Component Entity is a part)); (IV) other than as provided in subsection (III) above, the Independent Director shall not have any fiduciary duties to any Constituent Members, any directors of such Borrower or SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to such Borrower, SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.

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Section 5.3.          Compliance Certificate. Upon request from Lender, but no more than one (1) time during any twelve (12) month period (provided no Event of Default or Cash Trap Event Period has occurred and is continuing), Borrower shall provide an Officer’s Certificate certifying as to such Borrower’s continued compliance with the terms of this Article 5 and the terms of the Cash Management Agreement.

Section 5.4.          Change of Name, Identity or Structure. Borrower shall not change (or permit to be changed) Borrower’s or the SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or, (d) if not an individual, Borrower’s or the SPE Component Entity’s corporate, partnership or other structure, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or the SPE Component Entity’s structure, without first obtaining the prior written consent of Lender. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower or the SPE Component Entity intends to operate the Property, and representing and warranting that Borrower or the SPE Component Entity does business under no other trade name with respect to the Property.

Section 5.5.          Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

ARTICLE 6

NO SALE OR ENCUMBRANCE

Section 6.1.          Transfer Definitions.         For purposes of this Article 6,“Restricted Party” shall mean Borrower, Sponsor, Guarantor, any SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Sponsor, Guarantor, any SPE Component Entity, any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, lease, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest.

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Section 6.2.          No Sale/Encumbrance.

(a)          Except as otherwise expressly provided in this Agreement, without the prior written consent of Lender, Borrower shall not cause or permit (i) a Sale or Pledge of the Property or any part thereof, (ii) a Sale or Pledge of an interest in any Restricted Party or (iii) any change in Control of Borrower, Sponsor, Guarantor, any Affiliated Manager, or any change in the direct or indirect control of the day-to-day operations of the Property (collectively, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14.

(b)          A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to (A) any Leases or any Rents or (B) the Property Documents; (iii) any action instituted by (or at the behest of) Borrower or its affiliates or consented to or acquiesced in by Borrower or its affiliates which results in a Property Document Event; (iv) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (v) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (vi) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vii) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (viii) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 4.15.

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Section 6.3.          Permitted Equity Transfers.

(a)          Notwithstanding the restrictions contained in this Article 6, the following equity transfers shall be permitted without Lender’s consent: (i) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (ii) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party, (iii) the sale, transfer or issuance of shares of common stock in any Restricted Party that is or becomes a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange (provided, that, the foregoing provisions of this clause (iii) shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)), or (iv) subject to Subsection (b) below, a transfer (but not the pledge) of direct or indirect equity ownership interests in Sponsor (each, an “ARC III Transfer”); provided, further, that, with respect to the transfers listed in clauses (i), (ii) and/or (iv) above, (A) Lender shall receive not less than thirty (30) days prior written notice of such transfers, except in connection with any transfer of shares in the REIT (defined below) in connection with the REIT’s redemption program for which reporting is completed as required pursuant to applicable securities laws, (B) subject to Subsection (b) below, no such transfers shall result in a change in Control of Sponsor, Guarantor or Affiliated Manager, (C) after giving effect to such transfers, Sponsor shall (I) own at least a 51% direct or indirect equity ownership interest in each of Borrower and any SPE Component Entity; (II) directly or indirectly Control Borrower and any SPE Component Entity; and (III) directly or indirectly control the day-to-day operation of the Property, (D) after giving effect to such transfers, the Property shall continue to be managed by Affiliated Manager or a New Manager approved in accordance with the applicable terms and conditions hereof, (E) in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof, (F) in the case of (1) the transfer of the management of the Property to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, or (2) the transfer of any direct or indirect equity ownership interests in any Restricted Party that results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the direct or indirect equity ownership interests in Borrower or in any SPE Component Entity, such transfers shall be conditioned upon delivery to Lender of a New Non-Consolidation Opinion addressing such transfer, provided that the same was not previously delivered pursuant to Section 4.21 hereof, (G) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (I) remake the representations contained herein relating to ERISA, OFAC, and Patriot Act matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (II) continue to comply with the covenants contained herein relating to ERISA OFAC and Patriot Act matters, and (IT) such transfers shall not cause a Property Document Event. Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.3.

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(b)          Notwithstanding the foregoing or anything contained herein to the contrary, an ARC III Transfer shall only be permitted (without Lender’s consent and without payment of any fee), provided that the requirements set forth in Section 6.3(a) above are otherwise satisfied, and provided, further, that the following conditions are met: (i) no Event of Default shall have occurred and be continuing, (ii) after giving effect to such transfer, Sponsor shall be Controlled by one (1) or more Qualified Equityholders and (iii) Lender shall receive copies of all instruments effectuating such transfer promptly after giving effect to such transfer.

(c)          Replacement Guarantor. Upon the occurrence of an ARC III Transfer, Borrower (I) may elect to replace Guarantor or (II) shall replace Guarantor if, as a result of such ARC III Transfer, Guarantor does not own any direct or indirect equity interests in Borrower, pursuant to the terms hereof with any Person (“Replacement Guarantor”), provided that Borrower shall only be permitted to replace such Guarantor if the following conditions are met: (i) such Replacement Guarantor (A) shall have a net worth (as calculated in accordance with GAAP) in excess of $50,000,000, (B) shall have Liquidity of no less than $4,000,000, and (C) shall (x) assume the obligations of Guarantor under the Guaranty and under the Environmental Indemnity and, in connection therewith, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and (y) shall agree in such documents in the foregoing clause (x) to maintain Liquidity in the minimum amount of $2,000,000 throughout the remainder of the term of the Loan; (ii) Lender shall have received a due formation, authorization, execution and enforceability opinion in connection with such documents and agreements executed by such Replacement Guarantor; and (iii) no Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, no Person shall be deemed to be an acceptable Replacement Guarantor if such Person (or any other Person owned or Controlled by such Person or Affiliated with such Person) (1) has been, within the last ten (10) years, (y) subject to any material, uncured event of default in connection with a loan financing which resulted in litigation or an acceleration of an indebtedness held by Lender or any other secondary market or institutional lender of similar size and with similar operations as Lender or (z) the subject of any action or proceeding under applicable Creditors Rights Laws or (2) any of the principals or entities which Control such Person or own a material direct or indirect equity interest in such Person have ever been convicted of a felony.

(d)          Permitted REIT Pledge. Notwithstanding the foregoing or anything contained herein to the contrary, American Realty Capital Trust III, Inc. shall be permitted to pledge its indirect equity interest in Borrower, as collateral for unsecured corporate-level lines of credit or other company financing, provided, that (i) the holder of such debt, and any interest therein, shall be a Person that is a Qualified Equity Holder, (ii) the debt facility for such pledge is secured by a pledge of interests in entities having an interest in substantially all of the properties directly or indirectly owned by American Realty Capital Trust III, Inc., and (iii) the repayment of the debt facility is not specifically tied to the cash flow of any Individual Property.

(e)          Permitted Conversion to Delaware Statutory Trust. Notwithstanding the foregoing or anything herein to the contrary, and provided that no Event of Default has occurred and is continuing, upon thirty (30) days’ written notice to Lender, each Borrower shall be permitted to convert from a Delaware single member limited liability company to a Delaware Statutory Trust (a “Conversion”), at Borrower’s sole cost and expense, provided that the following conditions are met:

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(i)          Lender shall have consented to such Conversion (which consent shall not be unreasonably withheld, conditioned or delayed);

(ii)         the new Borrower (the “New Borrower”) shall be a single purpose bankruptcy remote entity;

(iii)        the organizational documents of the New Borrower shall contain single purpose entity and bankruptcy remote provisions substantially similar to those set forth in Article 5 hereof and organizational documents shall otherwise be acceptable to Lender;

(iv)        The Loan Documents shall be amended as required by Lender, including, but not limited to, an amendment to Article 5 hereof;

(v)         the New Borrower shall affirm and ratify the Loan Documents as valid and binding, including, but not limited to, all representations, warranties and covenants therein;

(vi)        Borrower shall have delivered to Lender, without any cost or expense to Lender, either (A) such endorsements to the Title Insurance Policy or (B) a no impact letter from the title company, insuring that fee simple title to the Property is vested in the New Borrower (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the Conversion, all in form and substance satisfactory to Lender;

(vii)       if a Management Agreement is in place at the time of such Conversion, the New Borrower shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of the terms hereof and assign to Lender as additional security for the Loan such new management agreement pursuant to an Assignment of Management Agreement and otherwise reasonably acceptable to Lender;

(viii)      New Borrower shall furnish an opinion of counsel satisfactory to Lender (A) that New Borrower’s formation documents provide for the matters described in subparagraphs (i) and (ii) above, (B) that the documents delivered in connection with the Conversion have been duly authorized, executed and delivered, and that the Note, the Security Instrument, this Agreement, any modification agreements and the other Loan Documents are valid, binding and enforceable against the New Borrower in accordance with their terms, (C) that the New Borrower has been duly organized, and is validly existing and in good standing, and (D) with respect to such other matters as Lender may reasonably request;

(ix)         New Borrower shall deliver a New Non-Consolidation Opinion in form, scope and substance acceptable in all respects to Lender;

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(x)          New Borrowers shall provide such other documents as Lender may reasonably require; and

(xi)         New Borrowers shall have paid to Lender, concurrently with the closing of such Conversion all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and any Rating Agency fees, incurred by Lender in connection with the Conversion.

  Section 6.4.          [Intentionally Omitted.].

Section 6.5.          Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) [intentionally omitted], (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) receipt of a New Non-Consolidation Opinion with respect to the Prohibited Transfer, and/or (f) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

ARTICLE 7

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1.          Insurance.

(a)          Each Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for each Borrower and each Individual Property providing at least the following coverages:

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(i)          insurance with respect to the Improvements and, if applicable, the Personal Property insuring against any peril now or hereafter included within the “Special” or “All Risks” Causes of Loss form (which shall not exclude fire, lightning, windstorm (including named storms), hail, explosion, riot, civil commotion, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings waiving of depreciation; (B) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and, if applicable, Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000, excluding windstorm and earthquake insurance which may have a deductible of 5% of the total insurable value; (D) at all times insuring against at least those hazards that are commonly insured against under a “Special” or “All Risks” Causes of Loss form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) providing Law & Ordinance coverage, including Coverage for Loss to the Undamaged Portion of the Building, Demolition Costs and Increased Cost of Construction in amounts acceptable to Lender. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii)         commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the applicable Individual Property, including “Dram Shop” or other liquor liability coverage if the Borrower sells or distributes alcoholic beverages from the Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Articles 12 and 13 hereof to the extent the same is available;

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(iii)        loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsections 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected gross income from the applicable Individual Property on an actual loss sustained basis for a period beginning on the date of Casualty and continuing until the Restoration of the applicable Individual Property is completed, or the expiration of eighteen (18) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from the applicable Individual Property and (y) the highest gross income received with respect to such Individual Property during the term of the Loan for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding eighteen (18) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. All Net Proceeds payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) shall be held by Lender in accordance with the terms of the Cash Management Agreement and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Restricted Account each month during the performance of such Restoration;

(iv)        at all times during which structural construction, repairs or alterations are being made with respect to the Improvements and only if the current property and liability coverage forms do not otherwise apply (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required herein; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsections 7.1(a)(i), (iv) and (vi) through (viii), as applicable, (3) including permission to occupy the Property, and (4) written on a no coinsurance form or containing an agreed amount endorsement waiving coinsurance provisions;

(v)         workers’ compensation, subject to the statutory limits of the state in which the applicable Individual Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the applicable Individual Property, or in connection with the applicable Individual Property or its operation (if applicable);

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(vi)        equipment breakdown/boiler and machinery insurance covering all mechanical and electrical equipment in such amounts as shall be reasonably be required by Lender, on terms and in amounts consistent with the commercial property insurance policy required under Subsection 7.1(a)(i) above or in such other amount as shall be reasonably required by Lender (if applicable to the Property);

(vii)       if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to “Full Replacement Cost”, which shall include, without limitation, the maximum limit of coverage available for the applicable Individual Property under the Flood Insurance Acts; provided, that, the insurance provided pursuant to this clause (vii) shall be on terms consistent with the “All Risk” insurance policy required in Section 7.1(a)(i) above

(viii)      earthquake insurance, if required, in amounts equal to one and one- half times (1.5x) the probable maximum loss or scenario expected loss of the Property plus loss of rents and/or business interruption as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with the all risk insurance policy required under Section 7.1(a)(i);

(ix)         umbrella liability insurance in an amount not less than $25,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(x)          insurance against employee dishonesty in amounts acceptable to Lender (if applicable to the Property and Borrower);

(xi)         auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000) (if applicable);

(xii)        such insurance as may be required pursuant to the terms of the Property Documents, if any; and

(xiii)       such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which the applicable Individual Property is located.

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(b)          All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the applicable Individual Property is located and approved by Lender. The insurance companies must have a financial strength rating of “A” or better and a financial size category of “VIII” or better by A.M. Best Company, Inc., or a rating of “A-” (or its equivalent) or better by two (2) of the Rating Agencies (one of which must be S&P) (each such insurer shall be referred to below as a “Qualified Insurer”). Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver carrier-issued binders and certificates of the renewal Policies, and thereafter, complete copies of the Policies when issued. Upon renewal of the Policies, Borrower shall deliver evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(c)          Except to the extent required pursuant to Section 7.1(a) hereof, Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause complete copies of each Policy to be delivered as required in Subsection 7.1(a). Any umbrella or blanket Policy remains subject to review and approval by Lender based on the schedule of locations and values. Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 7.1.

(d)          All Policies of insurance provided for or contemplated by Subsection 7.1(a) shall name Borrower as the named insured and, in the case of liability policies, except for the Policies referenced in Subsection 7.1(a)(v) and (xi), shall name Lender as additional insured, as their respective interests may appear, and in the case of property coverages, including but not limited to the all-risk/special form coverage, rent loss, business interruption, terrorism, boiler and machinery, earthquake and flood insurance, shall name Lender as mortgagee/lender’s loss payable by a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)          All property Policies of insurance provided for in Subsection 7.1(a) shall provide that:

(i)          no (A) act, failure to act, violation of warranties, declarations or conditions, or negligence by Borrower, or anyone acting for Borrower, or by any Tenant under any Lease or other occupant, (B) occupancy or use of the applicable Individual Property for purposes more hazardous than those permitted, (C) foreclosure or similar action by Lender, or (D) failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

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(ii)         the Policy shall not be cancelled without at least 30 days’ written notice to Lender;

(iii)        each Policy shall provide that (A) the issuers thereof shall give written notice to Lender if the Policy has not been renewed ten (10) days prior to its expiration and (B) Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non-payment of Insurance Premiums; and

(iv)        Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

Additionally, Borrower further covenants and agrees to promptly send to Lender any notices of non-renewal or cancellation it receives from the insurer with respect to the Policies required pursuant to this Section 7.1.

(f)          Borrower shall furnish to Lender, on or before thirty (30) days after the close of each of Borrower’s fiscal years, a statement certified by Borrower or a Responsible Officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

(g)          If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(h)          In the event of a foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(i)          As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have received Lender’s prior written consent thereto.

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(j)          The property, loss of rents/business interruption, general liability and umbrella liability insurance policies required in this Section 7.1 shall not exclude Terrorism Coverage (defined below) (such insurance policies, the “Applicable Policies”). Such Terrorism Coverage shall comply with each of the applicable requirements for Policies set forth above (including, without limitation, those relating to deductibles); provided that, Lender, at Lender’s option, may reasonably require Borrower to obtain or cause to be obtained the Terrorism Coverage with higher deductibles than set forth above. As used above, “Terrorism Coverage” shall mean insurance for acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2007 (as the same may be further modified, amended, or extended, “TRIPRA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Terrorism Coverage.” Notwithstanding the foregoing, whether or not TRIPRA or subsequent statute, extension, or reauthorization is in effect, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence; provided, however, if TRIPRA (or such subsequent statute, extension or reauthorization) is not in effect Borrower shall not be required to pay annual premiums in excess of the TC Cap (defined below) in order to obtain the Terrorism Coverage (but Borrower shall be obligated to purchase the maximum amount of Terrorism Coverage available with funds equal to the TC Cap). As used above, “TC Cap” shall mean an amount equal to two (2) times the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the Property on a stand-alone basis (including, without limitation, the insurance required pursuant to Sections 7.1(a)(i) and (iii) hereof) at the time that any Terrorism Coverage is excluded from any Applicable Policy.

(k)          To the extent the insurance maintained by the applicable Tenant at the Missouri Property or the New Hampshire Property complies with all of the requirements set forth in this Section 7.1 or, if not in compliance with this Section 7.1, is otherwise acceptable to Lender in Lender’s sole discretion, Borrower shall be deemed to be in compliance with this Section 7.1, so long as (i) the applicable Tenant maintains the Policies required pursuant to this Section 7.1 or as approved by Lender in its sole discretion; and (ii) Lender is named as a loss payee, mortgagee and additional insured, as applicable, on each of the Policies maintained by the applicable Tenant.

Section 7.2.          Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the repair and restoration of the applicable Individual Property as nearly as possible to the condition the applicable Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 7.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

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Section 7.3.          Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 7.4.          Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a)          If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)          If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.

(i)          The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

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(A)	no Event of Default shall have occurred and be continuing;

(B)	(1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) the fair market value of the applicable Individual Property as reasonably determined by Lender, and (ii) the rentable area of the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of the applicable Individual Property as reasonably determined by Lender and (ii) the rentable area of the applicable Individual Property is taken, such land is located along the perimeter or periphery of the applicable Individual Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the applicable Individual Property;

(C)	Leases demising in the aggregate a percentage amount equal to or greater than 75% of the total rentable space in the applicable Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all Tenants under Major Leases shall continue to operate their respective space at the applicable Individual Property after the completion of the Restoration;

(D)	Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, in all material respects, including, without limitation, all applicable Environmental Laws;

(E)	Lender shall be satisfied that any operating deficits which will be incurred with respect to the applicable Individual Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(F)	Lender shall be satisfied that, upon the completion of the Restoration, the fair market value and cash flow of the applicable Individual Property will not be less than the fair market value and cash flow of the applicable Individual Property as the same existed immediately prior to the applicable Casualty or Condemnation;

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(G)	Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such fire or other casualty or taking;

(H)	Borrower and Guarantor shall execute and deliver to Lender a completion guaranty in form and substance satisfactory to Lender and its counsel pursuant to the provisions of which Borrower and Guarantor shall, jointly and severally, guaranty to Lender the lien-free completion by Borrower of the Restoration in accordance with the provisions of this Subsection 7.4(b);

(I)	the applicable Individual Property and the use thereof after the Restoration will be in compliance with and permitted under the Property Documents and all Applicable Law;

(J)	the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration; and

(K)	the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with the Property Documents and all Applicable Law.

(ii)          The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

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(iii)          All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv)          In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Subsection 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Subsection 7.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

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(v)          Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)          If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii)          The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.

(c)          All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper. If Lender shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

ARTICLE 8

RESERVE FUNDS

Section 8.1.          [Intentionally Omitted.]

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Section 8.2.          Replacement Reserve Funds. Upon the occurrence and during the continuance of an Event of Default, Borrower shall deposit with Lender on the next Monthly Payment Date and on each Monthly Payment Date thereafter an amount equal to $3,791.12 for the Missouri Property and $138.89 for the New Hampshire Property (collectively, the “Replacement Reserve Monthly Deposit”) for the Replacements. Amounts deposited pursuant to this Section 8.2 are referred to herein as the “Replacement Reserve Funds”. Lender may reassess its estimate of the amount necessary for Replacements from time to time and, and may require Borrower to increase the monthly deposits required pursuant to this Section 8.2 upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property. Lender shall disburse Replacement Reserve Funds only for Replacements. Lender shall disburse to Borrower the Replacement Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Replacements, (B) stating that all Replacements at the applicable Individual Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Replacements, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender; (iv) at Lender’s option, a title search for the applicable Individual Property indicating that the applicable Individual Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Lender’s option, if the cost of any individual Replacement exceeds $75,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the applicable Replacement; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Replacements at the applicable Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Replacement Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Replacement Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c)          Nothing in this Section 8.2 shall (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Funds to complete any Replacements; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to complete any Replacements.

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(d)          Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Replacements. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

(e)          In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with the Replacements. All such policies shall be in form and amount reasonably satisfactory to Lender.

Section 8.3.          Punch List Work Reserve Funds

(a)          On the date hereof, Borrower shall deposit an amount equal to $25,000 with Lender for the completion of the outstanding “punch list” construction items at the New Hampshire Property set forth on Exhibit B attached hereto (such items referred to herein as the “Punch List Items”). Amounts deposited pursuant to this Section 8.3 are referred to herein as the “Punch List Work Reserve Funds”.

(b)          Lender shall disburse to Borrower the Punch List Work Reserve Funds upon satisfaction of the following conditions: (i) in the event that Lender receives evidence reasonably acceptable to Lender (including, without limitation, an engineering report) that the estimated cost to complete the outstanding Punch List Items (the “Estimated Cost”) is less than the amounts then on reserve in the Punch List Work Reserve Funds, Lender shall disburse to Borrower the difference between the amount then on reserve in the Punch List Work Reserve Funds and the Estimated Cost; provided, however, that if the Estimated Cost is less than $10,000, Lender shall only disburse the positive difference, if any, between the amount then on reserve in the Punch List Work Reserve Funds and $10,000; and (ii) in the event that Lender receives evidence reasonably acceptable to Lender from the Tenant at the New Hampshire Property, including, without limitation, a Tenant estoppel certificate, acknowledging that the Punch List Items have been completed to Tenant’s satisfaction in full, Lender shall disburse to Borrower the amount then remaining in the Punch List Work Reserve Funds.

Section 8.4.          [Intentionally Omitted]

Section 8.5.          [Intentionally Omitted]

Section 8.6.          Tax and Insurance Funds

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(a)          Upon the occurrence and during the continuance of an Event of Default, Borrower shall pay (or cause to be paid) to Lender on each Monthly Payment Date (a) one-twelfth of an amount which would be sufficient to pay the Taxes payable, or reasonably estimated by Lender to be payable, during the next ensuing twelve (12) months (the “Monthly Tax Deposit”), and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy pursuant to Subsection 7.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Subsection 7.1(c) hereof, one-twelfth of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof (the “Monthly Insurance Deposit”). Amounts deposited pursuant to this Section 8.6 are herein referred to as the “Tax and Insurance Funds”). In the event Lender shall elect, after the occurrence and during the continuance of an Event of Default, to collect payments in escrow for Insurance Premiums, Borrower shall pay to Lender an initial deposit to be determined by Lender, in its reasonable discretion, to increase the amounts in the Tax and Insurance Funds to an amount which, together with anticipated monthly escrow payments, shall be sufficient to pay all Insurance Premiums as they become due. Borrower agrees to notify Lender immediately of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Taxes directly from the appropriate taxing authority. Provided there are sufficient amounts in the Tax and Insurance Funds, and no Event of Default exists, Lender shall be obligated to pay the Taxes and Insurance Premiums as they become due on their respective due dates on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums. If the amount of the Tax and Insurance Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.5 and 7.1 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Funds. If the Tax and Insurance Funds are not sufficient to pay the amounts set forth above, Borrower shall promptly pay to Lender, upon demand, an amount which Lender shall reasonably estimate as sufficient to make up the deficiency.

Section 8.7.          The Accounts Generally.

(a)          All Reserve Funds shall be held in Eligible Accounts. Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and all sums now or hereafter deposited in the Reserve Funds as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 8.7 are intended to give Lender and/or Servicer “control” of the Reserve Funds within the meaning of the UCC. Borrower acknowledges and agrees that the Reserve Funds are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Reserve Funds except with the prior written consent of Lender or as otherwise provided herein. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

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(b)          Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall have the right to file a financing statement or statements under the UCC in connection with any of the Reserve Funds with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Reserve Funds.

(c)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Reserve Funds and (ii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Reserve Funds as described in this Agreement, the Cash Management Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement, the Cash Management Agreement or in the Security Instrument, may apply the Reserve Funds as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d)          The insufficiency of Reserve Funds on deposit with Lender shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)          Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds, the sums deposited therein or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)          Interest accrued, if any, on the Reserve Funds, other than on the Interest Bearing Reserve Funds, shall not be required to be remitted to any Account and may instead be retained by Lender. Reserve Funds that are Interest Bearing Reserve Funds shall be held in an interest-bearing account. In no event shall Lender or any Servicer be required to select any particular interest-bearing account or the account that yields the highest rate of interest, provided that selection of the account shall be consistent with the general standards at the time being utilized by Lender or such Servicer, as applicable, in establishing similar accounts for loans of comparable type. All such interest that so becomes part of the applicable Interest Bearing Reserve Funds shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Interest Bearing Reserve Funds; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default.

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Section 8.8.          Letters of Credit.

(a)          Notwithstanding anything to the contrary contained herein, Borrower may, at Borrower’s option, provide a Letter of Credit in lieu of any of the cash deposits required to be made pursuant to Article 8 hereof, provided that such Letter of Credit is in the amount of the cash deposit required thereunder and otherwise meets all applicable requirements related thereto set forth herein. Other than in connection with any Letters of Credit delivered in connection with the closing of the Loan, Borrower shall give Lender no less than ten (10) days written notice of Borrower’s election to deliver a Letter of Credit in lieu of any cash deposit required under Article 8 hereof and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. No party other than Lender shall be entitled to draw on any such Letter of Credit. Upon ten (10) days prior written notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the applicable Reserve Fund. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated in the applicable Reserve Fund and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered. In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Lender a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder and (ii) Lender, after receiving such replacement Letter of Credit, returning such original Letter of Credit to Borrower; provided, that, no replacement Letter of Credit shall be required with respect to the final disbursement of the applicable Reserve Funds such that no further sums are required to be deposited in the applicable Reserve Funds. Borrower shall pay all cost, expenses and fees relating to any assignment of the Letter of Credit to Lender and/or from Lender to its successors and assigns.

(b)          Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Lender shall have the additional rights to draw in full any Letter of Credit: (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least forty five (45) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than forty five (45) days prior to such termination); (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower has not substituted a Letter of Credit from an Approved Bank within fifteen (15) days after notice; and/or (v) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any Person designated by Lender. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

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ARTICLE 9 CASH MANAGEMENT AGREEMENT

Section 9.1.          Cash Management Agreement.

Borrower shall enter into the Cash Management Agreement on the date hereof which shall govern the collection, holding and disbursement of Rents and any other income from the Property during the term of the Loan.

Section 9.2.          Cash Flow Sweep.

In the event of a Cash Trap Event Period, all Excess Cash Flow (as defined in the Cash Management Agreement) shall be deposited into the FedEx Reserve Account (as defined in the Cash Management Agreement) or the Excess Cash Flow Reserve Account (as defined in the Cash Management Agreement), as applicable and as more particularly set forth in the Cash Management Agreement.

ARTICLE 10

EVENTS OF DEFAULT; REMEDIES

Section 10.1.          Event of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

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(a)          if Borrower shall fail to (i) pay when due (A) any sums which by the express terms of this Agreement and the other Loan Documents require immediate or prompt payment without any grace period or (B) sums which are payable on the Maturity Date, or (ii) pay within five (5) days when due (A) any monthly Debt Service and any amount required to be paid into the Reserve Funds or (B) any other sums payable under the Note, this Agreement or any of the other Loan Documents;

(b)          if any of the Taxes or Other Charges is not paid when the same is due and payable except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Lender in accordance with the terms of this Agreement and Lender’s access to such sums is not restricted or constrained in any manner;

(c)          if the Policies are not kept in full force and effect or if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof;

(d)          if any of the representations, warranties and/or covenants contained in Article 5 or Article 6 hereof are breached or violated;

(e)          if any representation or warranty of, or with respect to, Borrower, Sponsor, Guarantor or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material adverse respect when made;

(f)          if (i) Borrower, any SPE Component Entity, Sponsor or Guarantor shall commence any case, proceeding or other action (A) under any Creditors’ Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, any SPE Component Entity, Sponsor or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, any SPE Component Entity, Sponsor or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) there shall be commenced against Borrower, any SPE Component Entity, Sponsor or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) Borrower, any SPE Component Entity, Sponsor or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any SPE Component Entity, Sponsor or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

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(g)          if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(h)          if the Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(i)          if any federal tax lien is filed against Borrower, any SPE Component Entity, Sponsor, Guarantor or the Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(j)          if Borrower shall fail to comply with the covenants in Article 15 or otherwise fails to deliver to Lender, within twenty (20) days after request by Lender, the estoppel certificates required by Section 4.13(a) or (c) hereof;

(k)          if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(l)          if any of the assumptions contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion are untrue or shall become untrue in any material respect;

(m)          if Borrower shall fail to deliver to Lender within thirty (30) days after request by Lender any Required Financial Item;

(n)          if Borrower defaults under the Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered or expires pursuant to its terms, unless in such case Borrower shall enter into a new management agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(o)          if any representation and/or covenant herein relating to ERISA matters is breached;

(p)          if (i) Borrower defaults under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (ii) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, (iii) any Property Document is canceled, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (iv) a Property Document Event occurs;

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(q)          if Borrower shall fail to observe, perform or discharge any of Borrower’s obligations, covenants, conditions or agreements under the Interest Rate Protection Agreement and otherwise comply with the covenants set forth in Section 2.8 hereof;

(r)          if (A) Borrower shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by the Ground Lease as and when such rent or other charge is payable (unless waived by the landlord under the Ground Lease) and Borrower does not cure such failure prior to the expiration of any grace period as expressly provided for in the Ground Lease, (B) there shall occur any default by Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower, to be observed or performed (unless waived by the landlord under the Ground Lease) and Borrower does not cure such failure prior to the expiration of any grace period as expressly provided for in the Ground Lease, (C) if any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the landlord under the Ground Lease or which would entitle the landlord to terminate the Ground Lease and the term thereof by giving notice to Borrower, as tenant thereunder (unless waived by the landlord under the Ground Lease), (D) if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever or (E) if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender except as otherwise permitted by this Agreement;

(s)          if (i) any Lease is canceled, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (ii) a Lease Event occurs;

(t)          if Borrower shall continue to be in default under any term, covenant or condition of this Agreement not specified in subsections (a) through (r) above or not otherwise specifically specified as an Event of Default herein, (i) for more than ten (10) days after notice from Lender, in the case of any default which can be cured by the payment of a sum of money or (ii) for thirty (30) days after notice from Lender, in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days (subject to further extension by Lender, in Lender’s sole discretion); and/or

(u)          if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

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Section 10.2.          Remedies.

(a)          Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(f) above with respect to Borrower and SPE Component Entity only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(f) above (with respect to Borrower and SPE Component Entity only), the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

(b)          Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

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(c)          With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Properties, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one (1) or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(d)          Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e)          Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

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(f)          Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by Applicable Law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred through and including the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

ARTICLE 11

SECONDARY MARKET

Section 11.1.          Secondary Market Transactions

(a)          Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan and/or (ii) to sell participation interests in the Loan. The transaction referred to in clauses (i) and (ii) above shall hereinafter be referred to, collectively, as “Secondary Market Transactions”.

(b)          If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace in connection with any Secondary Market Transactions, including, without limitation, to:

(i)          (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor, Sponsor and Manager, (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii)          provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, matters of Delaware (or Maryland, as applicable) and federal bankruptcy law relating to limited liability companies and true sale or any other opinion customary in Secondary Market Transactions with respect to the Property and Borrower and Borrower’s Affiliates, which counsel and opinions shall be satisfactory in form and substance to Lender;

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(iii)          provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Lender may reasonably require;

(iv)          provide such information, documents and agreements relating to the Property Documents as Lender may reasonably request in connection with a Secondary Market Transaction; and

(v)          execute such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would change the interest rate, the stated maturity or the amortization of principal set forth in the Note, except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon of the original Note.

(c)          Lender may disseminate to any Lender Party (and to any investment banking firms, accounting firms, law firms and other third party advisory firms and investors involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction) all documents and financial and other information then possessed by or known to Lender with respect to: (a) the Property and its operation; and (b) any party connected with the Loan (including, without limitation, Borrower, any partner or member of Borrower, any constituent partner or member of Borrower, any guarantor).

Section 11.2.          Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender (the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such Servicer.

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Section 11.3. Mezzanine Option. Lender shall have the option (the “Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, and (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall initially equal the Interest Rate. Borrower shall, at Borrower’s sole cost and expense, cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “Mezzanine Borrower”), which such Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies and other materials as may be required by Lender or the Rating Agencies.

Section 11.4. Conversion to Registered Form. At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

ARTICLE 12

INDEMNIFICATIONS

Section 12.1.          General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all actual Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any Applicable Law; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Reserve Funds. Any amounts payable to Indemnified Parties by reason of the application of this Section 12.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Indemnified Parties until paid.

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Section 12.2.          Mortgage and Intangible Tax and Transfer Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to (a) any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents (whether due upon the making of same or upon the exercise of its remedies under the Loan Documents), and (b) any transfer tax incurred by Indemnified Parties in connection with the exercise of remedies hereunder or under any other Loan Documents.

Section 12.3.          ERISA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Indemnified Parties may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.

Section 12.4.          Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 12.5.          Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

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Section 12.6.          Environmental Indemnity.          Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument.

ARTICLE 13

EXCULPATION

Section 13.1.          Exculpation.

(a)          Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower (but specifically excluding Guarantor) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, the indemnities set forth in Article 12 hereof, in the Guaranty and in the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the right of Lender to obtain the appointment of a receiver; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instrument; (6) impair the right of Lender to enforce Section 4.12(e) of this Agreement; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property or any Individual Property; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Losses incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with any of the following:

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(i)          fraud or intentional misrepresentation or any failure to disclose a material fact by Borrower, Guarantor, Sponsor, or any Borrower Party in connection with the Loan;

(ii)         the gross negligence or willful misconduct of Borrower, any SPE Component Entity, Guarantor, Sponsor, or any Borrower Party or the commission of a criminal act by Borrower, any SPE Component Entity, Guarantor, Sponsor or any Borrower Party which results in a forfeiture of the Property;

(iii)        material physical waste to the Property caused by the intentional acts or intentional omissions of Borrower, any SPE Component Entity, Guarantor, Sponsor, or any Borrower Party (including, without limitation, any arson or abandonment of the Property) and/or the removal or disposal of any portion of the Property after an Event of Default by Borrower, any SPE Component Entity, Guarantor, Sponsor or any Borrower Party;

(iv)        the misapplication, misappropriation or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents following an Event of Default or (D) any Tenant security deposits or Rents collected in advance;

(v)         failure to pay (or cause to be paid) any Taxes or Other Charges, charges for labor or materials or any other charges that can create liens on any portion of the Property to the extent that the revenue from the Property is sufficient to pay such amounts (other than (x) amounts deposited with Lender as Tax and Insurance Reserve Funds for Taxes or Other Charges where Lender elects not to apply such funds toward payment of such Taxes or Other Charges owed or (y) Taxes or Other Charges owed that are contested strictly in accordance with the terms of the Loan Documents);

(vi)        the breach of any material representation, warranty, covenant or indemnification provision in the Environmental Indemnity, this Agreement or in the Security Instrument concerning Environmental Laws and Hazardous Substances and any indemnification of Lender with respect thereto in either document;

(vii)       any fees or commissions paid by Borrower after the occurrence of an Event of Default to Guarantor, Sponsor and/or any Borrower Party in violation of the terms of the Note, this Agreement, the Security Instrument or the other Loan Documents;

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(viii)      Borrower’s breach of, or failure to comply with, the representations, warranties and covenants contained in Article 15 of this Agreement and/or the provisions of Sections 12.2 and 12.3 hereof;

(ix)         failure to maintain insurance as required by this Agreement to the extent that the revenue from the Property is sufficient to pay the Insurance Premiums relating thereto (other than the failure to pay amounts deposited with Lender as Tax and Insurance Funds for Insurance Premiums to be paid to maintain such insurance where Lender elects not to apply such funds toward payment of such Insurance Premiums);

(x)          Borrower fails to permit on-site inspections of the Property, fails to provide the Required Financial Items or fails to appoint a new property manager upon the request of Lender, each as required by, and in accordance with the terms and provisions of, this Agreement, the Assignment of Management Agreement and the other Loan Documents or Borrower appoints a new property manager or replaces the property manager other than in accordance with the terms of this Agreement, the Assignment of Management Agreement and the other Loan Documents;

(xi)         any litigation or other legal proceeding related to the Debt filed in bad faith by Borrower, any SPE Component Entity, Guarantor, Sponsor or any Borrower Party that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents;

(xii)     the seizure or forfeiture of the Property, or any portion thereof, or Borrower’s interest therein, resulting from criminal wrongdoing by Borrower, Guarantor, Sponsor, or any Borrower Party;

(xiii)    failure to pay (or cause the payment of) rent, additional rent or any other amounts due and payable under the Ground Lease, including, without limitation, the SAF Contribution (as defined in the Ground Lease);

(xiv)    failure to pay (or cause the payment of) all outstanding SAF Contributions, the outstanding amounts payable under the Bonds, and any compensation payable to Trustee or the County (each as defined in the Ground Lease) upon termination or earlier expiration of the Ground Lease (including, without limitation, prior to a foreclosure or delivery of deed-in-lieu of foreclosure);

(xv)     failure to pay (or cause the payment of) an amount equal to the difference between (A) the Allocated Loan Amount for the New Hampshire Property and (B) the sum of (i) the building insurance proceeds estimated to be received from the insurance carrier for the New Hampshire Property and (ii) the proceeds from the sale of the land for the New Hampshire Property (such amount being referred to herein as the “Gap Amount”), in the event that there is a Casualty at the New Hampshire Property; and/or

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(xvi) Additional Interest not being paid.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) any representation, warranty or covenant contained in Article 5 or Article 6 or Section 4.14 hereof is violated or breached, provided, however, that any such breach or violation with respect to Article 5 shall not result in recourse liability hereunder unless such breach was material and, within fifteen (15) days of notice from Lender, Borrower fails to cure such breach and fails to deliver to Lender a New Non-Consolidation Opinion to the effect that such failure does not negate/impair the opinion previously delivered to Lender; (ii) Borrower or any SPE Component Entity files a voluntary petition under the Bankruptcy Code or any other Creditors’ Rights Laws; (iii) an Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower or any SPE Component Entity files, or joins in the filing of, an involuntary petition against Borrower or any SPE Component Entity under the Bankruptcy Code or any other Creditors’ Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or any SPE Component Entity from any Person; (iv) Borrower or any SPE Component Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors’ Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (v) any Affiliate, officer, director, or representative which Controls Borrower or any SPE Component Entity consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, any SPE Component Entity or any portion of the Property; (vi) Borrower or any SPE Component Entity makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vii) there is substantive consolidation of Borrower or any SPE Component Entity (or any Restricted Party) with any other Person in connection with any federal or state bankruptcy proceeding involving the Guarantor or any of its Affiliates; (viii) Borrower or any SPE Component Entity (or any Restricted Party) contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving the Guarantor or its Affiliates; (ix) Borrower’s failure to deposit any springing Reserve Funds deposits pursuant to the terms of this Agreement; and/or (x) the Ground Lease is terminated, cancelled or otherwise ceases to exist and MO Borrower has not exercised its purchase option pursuant to the terms of the Ground Lease.

Section 13.2.          Survival. The obligations and liabilities of Borrower under this Article 13 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

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ARTICLE 14

NOTICES

Section 14.1.          Notices.         All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	c/o American Realty Capital
106 York Road
Jenkintown, PA 19046
Attn: Brian Block
Facsimile No.: 215-887-2585

With a copy to:	c/o American Realty Capital
405 Park Avenue
15th floor
New York, New York 10022
Attn: William M. Kahane

With a copy to:	Bond, Schoeneck & King, PPLC
350 Linden Oaks Suite 310,
Rochester, New York 14625
Attention: Timothy Fitzgerald
Facsimile No.: 585-362-4750

If to Lender:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Wells Fargo Center
1901 Harrison Street, 2nd Floor
MAC A0227-020
Oakland, California 94612
Attention: Commercial Mortgage Servicing
Facsimile No.: 866-359-5352

With a copy to:	Alston & Bird LLP
90 Park Avenue
New York, New York 10016
Attention: Meryl P. Diamond, Esq.
Facsimile No.: 212-210-9444

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or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

ARTICLE 15

FURTHER ASSURANCES

Section 15.1.          Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 15.2.          Recording of Security Instrument, etc.

(a)          Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by Applicable Law so to do.

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Section 15.3.          Further Acts, etc. Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Applicable Law. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3.

Section 15.4.          Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)          If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred eighty (180) days to declare the Debt immediately due and payable, provided, however, that in such event no Exit Fee or other prepayment premium shall be due and payable.

(b)          Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by Applicable Law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

(c)          If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

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ARTICLE 16

WAIVERS

Section 16.1.          Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 16.2.          Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 16.3.          Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4.          Waiver of Trial by Jury.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

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Section 16.5.          Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by Applicable Law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 16.6.          [Intentionally Omitted]

Section 16.7.          Marshalling and Other Matters.

Borrower hereby waives, to the extent permitted by Applicable Law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by Applicable Law.

Section 16.8.          Waiver of Statute of Limitations.

To the extent permitted by Applicable Law, Borrower hereby expressly waives and releases to the fullest extent permitted by Applicable Law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.

Section 16.9.          Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 16.10.                     Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.

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ARTICLE 17

MISCELLANEOUS

Section 17.1.           Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2.          Governing Law.          THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

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(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

TIMOTHY FITZGERALD
C/O BOND, SCHOENECK & KING, PLLC
350 Linden Oaks, Suite 310
Rochester, New York 14625

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.]

Section 17.3.        Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 17.4.         Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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Section 17.5.       Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors’ Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6.      Expenses. Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within ten (10) Business Days of receipt of written notice from Lender for all reasonable, out-of-pocket costs and expenses (including reasonable, actual attorneys’ fees and disbursements) reasonably incurred by Lender in accordance with this Agreement in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, the Security Instrument, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement, the Security Instrument, the Note and the other Loan Documents with respect to the Property); (ii) [intentionally omitted]; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Security Instrument, the Note and the other Loan Documents and any other documents or matters as are required herein or pursuant to the other Loan Documents; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Lender pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or with respect to the Property or in connection with any “special servicing” of the Loan or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including, without limitation, loan servicing or special servicing fees, loan advances, and “work-out” and/or liquidation fees which shall be customary loan servicing and/or special servicing fees applicable to the Loan, which such servicing and special servicing fees shall be uniformly applied by Lender to borrowers with balance sheet loans); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. In addition, if Borrower is undertaking a Restoration or is performing any work at the Property that requires the obtaining of a building permit, then Borrower shall pay the reasonable out-of-pocket costs of architect’s engineers and other consultants retained by Lender to review the performance of such Restoration or work. Any amounts payable to Lender pursuant to this Section 17.6 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is five (5) Business Days from such written demand until the date such amounts have been paid.

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Section 17.7.          Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes. Any amounts payable to Lender pursuant to this Section 17.7 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.

Section 17.8.          Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9.          Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

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Section 17.10.         No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)          Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)          The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d)          Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e)          By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)          Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept the this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

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Section 17.11.         Publicity. (a) All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld, except to the extent such disclosure is required to comply with Applicable Law.

(b) Borrower hereby agrees that Lender and its affiliated entities, including, without limitation, Wells Fargo & Company and its subsidiaries, may publicly identify details of the Loan in their respective advertising and public communications of all kinds, including, but not limited to, press releases, direct mail, newspapers, magazines, journals, e-mail or internet advertising or communications. Such details may include the name of the Property, the address of the Property, the amount of the Loan, the Closing Date, and a description of the size and location of the Property.

Section 17.12.         Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. Wherever the phrase “during the continuance of an Event of Default” or the like appears herein or in any other Loan Document, such phrase shall not mean or imply that Lender has any obligation to accept a cure of such Event of Default. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 17.13.         Entire Agreement. This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.

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Section 17.14.         Liability. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 17.15.         Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 17.16.         Contribution.

(a)          As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Lender against any Unit of a Borrower and application of proceeds of such Unit in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b)          Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any state law.

(c)          In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.

(d)          For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its affiliates from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.

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(e)       Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)          In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)          Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)          No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under the Loan Documents.

(i)           To the extent permitted by applicable law, each Borrower waives:

(i)          any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(ii)         any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;

(iii)        any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

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(iv)        any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v)         any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(vi)        presentment, demand, protest and notice of any kind;

(vii)       any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii)      any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(ix)         any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x)          any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xi)         any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii)        any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(xiii)       any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv)      any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;

(xv)       all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower; and

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(xvi) all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (1) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (2) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

(j)          Each Borrower hereby restates and makes the waivers made by Guarantor in the Guaranty for the benefit of Lender. Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan (including, without limitation, in the event that any Borrower is deemed to be a surety or guarantor of the Debt (by virtue of each Borrower being co-obligors and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Property for the benefit or debts of the other Borrowers in connection herewith or otherwise)).

Section 17.17.         Cross-Default; Cross-Collateralization

(a)          Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that each of the Loan Documents (including, without limitation, the Security Instruments) are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of Loan Documents shall constitute an Event of Default under each of the other Loan Documents; (ii) an Event of Default hereunder shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance and Borrower waives any claims related thereto.

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(b)          To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 17.18.         Special Missouri Notice. The following notice is provided pursuant to Section 432.045 of the Missouri Revised Statutes:

Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect you (borrower) and us (lender) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this Loan Agreement and the other Loan Documents, which is the complete and exclusive statement of the agreement between you and us, except as we may later agree in writing to modify it.

[NO FURTHER TEXT ON THIS PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

ARC3 FEBMTNH001, LLC, a Delaware limited liability company

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

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BORROWER:

ARC3 ESBKYM0001, LLC, a Delaware limited
liability company

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Loan Agreement — Signature Page

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LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jeffrey Cirrilo
Name: Jeffrey L. Cirrilo
Title: Director

Loan Agreement — Signature Page

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EXHIBIT A

ADDITIONAL DEFINITIONS

“Actual Debt Service Coverage Ratio” shall mean as of the last day of the calendar month immediately preceding the applicable date of calculation, the quotient obtained by dividing (1) the Adjusted Net Cash Flow by (2) the aggregate principal and interest projected to be due and payable over the twelve (12) month period subsequent to the date of calculation and a 30-year amortization period. Borrower shall deliver to Lender such information as is reasonably required for Lender to make all applicable calculations. Lender’s calculation of the Actual Debt Service Coverage Ratio, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

“Adjusted Net Cash Flow” shall mean Underwritten NOI minus (a) normalized tenant improvement and leasing commission expenditures equal to $0.81 per square foot per annum, and (b) normalized capital improvements equal to $0.18 per square foot per annum.

“Underwritten NOI” shall mean Underwritten EGI minus Underwritten Operating Expenses.

INCOME

“Underwritten EGI” shall mean Net Rental Income plus Other Income minus Bad Debt and Rent Concessions.

“Net Rental Income” shall mean Gross Potential Rent plus Expense Reimbursements minus Vacancy Deduction plus Percentage Rent.

“Gross Potential Rent” shall mean gross potential rent, computed in accordance with accounting principles reasonably acceptable to Lender, based on the most recent rent roll annualized, which should include (a) effective rent for occupied space (that is, actual rent collected from tenants in actual physical occupancy pursuant to valid Leases (which may be adjusted downward by Lender to reflect market rents), provided that to the extent a particular tenant is either in a scheduled rent concession period at the time of determination or has a rent concession period scheduled in the future, such tenant’s annualized rent may be adjusted by Lender in its reasonable discretion to reflect a normalized annualized amount unless no future rent is scheduled to be received from such tenant in which case no rent will be included for such tenant) and (b) market rents for vacant space.

“Expense Reimbursements” shall mean expense reimbursements as determined from the most recent operating statement, to the extent deemed recurring and sustainable, determined on a trailing 12-month basis (which should include actual expense reimbursements for occupied space and market expense reimbursements for vacant space and newly-leased space); provided, however, that (a) total Expense Reimbursements cannot exceed one hundred percent (100%) of Borrower’s actual Operating Expenses, and (b) if the Underwritten Expenses are used for determination of Operating Expenses, then Lender’s underwritten gross potential expense reimbursements will be used, which equal $141,664.00.

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“Vacancy Deduction” shall be determined by multiplying Gross Potential Rent and Expense Reimbursements by the greatest of (a) the actual vacancy at the Property at the time of determination, (b) the then-prevailing market vacancy in the vicinity of the Property, and (c) an imputed vacancy rate of 8.0%.

“Percentage Rent” shall mean percentage rent as determined from the most recent operating statement, to the extent deemed recurring and sustainable, determined on a trailing 12-month basis; provided, however, that for any particular tenant, the aggregate annual rent (including percentage rent) attributed to such tenant cannot exceed market rent.

“Other Income” shall mean all other applicable income as determined from the most recent operating statement for the Property at the time of determination, to the extent such income is deemed recurring and sustainable, determined on a trailing 12-month basis, computed in accordance with accounting principles reasonably acceptable to Lender, including, without limitation (and without duplication), parking income, cellular tower income, vending income and other similar items. Notwithstanding the foregoing, Other Income will not include Insurance Proceeds (other than proceeds of rent loss, business interruption or other similar insurance allocable to the applicable period); Condemnation Proceeds (other than Condemnation Proceeds arising from a temporary taking or the use and occupancy of all or part of the applicable Property allocable to the applicable period); proceeds of any financing; proceeds of any sale, exchange or transfer of the Property or any part thereof or interest therein (including proceeds of any sales of furniture, fixtures and equipment); capital contributions or loans to Borrower or an Affiliate of Borrower; any item of income otherwise includable in Other Income but paid directly by any tenant to a Person other than Borrower; any other extraordinary, non-recurring revenues; payments paid by or on behalf of any tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction; payments paid by or on behalf of any tenant under a Lease the demised premises of which are not occupied either by such tenant or an affiliate or sublessee thereof; payments paid by or on behalf of any tenant under a Lease in whole or partial consideration for the termination of any Lease; sales tax rebates from any Governmental Authority; sales, use and occupancy taxes on receipts required to be accounted for by Borrower to any Governmental Authority; refunds and uncollectible accounts; interest income from any source; unforfeited security deposits, utility and other similar deposits; income from tenants not paying rent; or any disbursements to Borrower from the Reserve Funds.

“Bad Debt” shall mean bad debt determined on a trailing 12-month basis.

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“Rent Concessions” shall mean any remaining rent concessions for the Leases used to determine Gross Potential Rent (other than any concessions already accounted for in the determination of Gross Potential Rent above) to the extent such rent concessions relate to the forward 12-month period at the time of determination.

EXPENSE

“Underwritten Operating Expenses” shall mean projected annualized Operating Expenses based on a trailing 12-month period adjusted upwards or downwards in Lender’s reasonable discretion by anticipated changes in Operating Expenses.

“Operating Expenses” shall mean the greater of (a) all expenses, computed in accordance with accounting principles reasonably acceptable to Lender, of whatever kind and from whatever source, relating to the ownership, operation, repair, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, without limitation (and without duplication): Taxes (based on the most current bill annualized, subject to adjustment by Lender to take into account any change in assessment that has not yet been reflected in the most current tax bill); Insurance Premiums (based on the most current premium annualized); management fees (whether or not actually paid) equal to the greater of the actual management fees or 3% of Underwritten EGI; costs attributable to the ordinary operation, repair and maintenance of the Improvements; common area maintenance costs; advertising and marketing expenses; professional fees; license fees; general and administrative costs and expenses; utilities; payroll, benefits and related taxes and expenses; janitorial expenses; computer processing charges; operating equipment or other lease payments as approved by Lender; ground lease payments; bond assessments; and other similar costs and expenses; in each instance, unless otherwise noted, only to the extent actually paid for by Borrower (the foregoing expenses being referred to herein as “Actual Operating Expenses”), or (b) Lender’s underwritten operating expenses at the time of closing (“Underwritten Expenses”), which equal $153,807.00. Notwithstanding the foregoing, Operating Expenses shall not include debt service (including principal, interest, impounds and other reserves), capital expenditures, tenant improvement costs, leasing commissions or other expenses which are paid from escrows required by the Loan Documents; any payment or expense for which Borrower was or is to be reimbursed from proceeds of the loan or insurance or by any third party; federal, state or local income taxes; any non-cash charges such as depreciation and amortization; and any item of expense otherwise includable in Operating Expenses which is paid directly by any tenant except real estate taxes paid directly to any taxing authority by any tenant.

In making the calculations described herein, applicable line items may be adjusted by Lender in its reasonable discretion (a) to accurately reflect the amounts of any extraordinary non-recurring items in the relevant period and to reflect on a pro rata basis those items on an annual or semi-annual basis and (b) to reflect Leases (and projected changes to the applicable line items above) which are either (i) anticipated to terminate within the 90 days of the date of calculation or (ii) executed with creditworthy tenants with rent commencement dates scheduled to occur within 90 days of the date of calculation.

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